EXHIBIT 10.14

STOCK PURCHASE AGREEMENT

AMONG

NAVIOS MARITIME HOLDINGS INC.,

NAVIOS MARITIME HOLDINGS INC. SHAREHOLDERS,

ROBERT SHAW AND BRUCE HOAG (AS SHAREHOLDERS’ AGENT)

AND

INTERNATIONAL SHIPPING ENTERPRISES, INC. (BUYER)

February 28, 2005

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”) dated February 28, 2005 among International Shipping Enterprises, Inc. a Delaware corporation (“Buyer”), the Navios Maritime Holdings Inc. shareholders identified on Exhibit A hereto (each a “Shareholder” and collectively the “Shareholders”), Navios Maritime Holdings Inc. a Marshall Islands corporation (the “Company”), and Robert Shaw and Bruce Hoag, as designated agent on behalf of [certain] Shareholders (the “Shareholders’ Agent”). Capitalized terms used herein are defined in the glossary set forth in Section 11.13. All amounts set forth herein are in United States dollars.

RECITALS

A. The Shareholders collectively own all of the issued and outstanding shares of capital stock (the “Shares”) of the Company.

B. Buyer desires to purchase the Shares from the Shareholders, and the Shareholders desire to sell the Shares to Buyer, upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.	PURCHASE AND SALE OF SHARES

Subject to the terms and conditions of this Agreement, on the Closing Date the Shareholders shall sell to Buyer, and Buyer shall purchase from the Shareholders, all of the Shares, free and clear of all Liens.

2.	PURCHASE PRICE – PAYMENT

2.1	Purchase Price.

(a) The aggregate consideration for the Shares is Six Hundred and Seven Million Five Hundred Thousand ($607,500,000) Dollars, subject to adjustment in accordance with Section 2.2 (the “Purchase Price”). The Purchase Price, less the Deposit which is subject to adjustment in accordance with Section 2.4 and is payable in accordance with Section 2.1(b), is payable to the Shareholders’ Agent by wire transfer on the Closing Date of immediately available federal funds to the account or accounts specified to Buyer by the Shareholders’ Agent who will distribute the funds to the Shareholders in accordance with Schedule 3.1(c).

(b) Three Million ($3,000,000) Dollars of the Purchase Price, subject to adjustment in accordance with Section 2.4, (such $3,000,000 together with any adjustment in accordance with Section 2.4 is hereafter referred to as the “Deposit”) is payable to the Escrow Agent under the Deposit Escrow Agreement by wire transfer of immediately available federal funds upon execution and delivery of this Agreement, to be held in escrow pursuant to the Deposit Escrow Agreement, dated of even date herewith, among Buyer, Shareholders’ Agent and the Escrow Agent (the “Deposit Escrow Agreement”). The Deposit shall be credited against the Purchase Price at Closing or disbursed in accordance with the terms of this Agreement and the Deposit Escrow Agreement.

2.2	Purchase Price Adjustment.

The Purchase Price shall be adjusted in accordance with the terms and provisions set forth in Schedule 2.2. The Buyers, Shareholders’ Agents and the Escrow Agent Shall enter into the EBITDA Escrow Agreement attached as Exhibit H (“EBIDTA Escrow Agreement”).

2.3	Certain Closing Deliveries.

(a) Subject to the conditions set forth in this Agreement, immediately prior to the Closing, on behalf of the Company, the Company shall pay the amounts owed by the Company and its Subsidiaries as listed in Schedule 2.3 (“Payoff Indebtedness”) pursuant to the Payoff Letters copies of which are delivered to Buyer pursuant to Section 6.7 as set forth in such Payoff Letters.

(b) Upon satisfaction of the Payoff Indebtedness in Section 2.3(a), the Shareholders shall cause the Company to deliver to Buyer the releases and discharges of all Liens described in Schedule 2.3(a) and 2.3(b) for such Payoff Indebtedness.

2.4	Deposit Adjustment.

Subject to Section 10.1(b), if the Closing has not occurred on or before May 20, 2005, then Buyer may, by written notice delivered to Shareholders’ Agent on or before May 20, 2005, elect to extend the Closing Date up to and including May 31, 2005 (and such date may be further extended only in accordance with Section 10.1(b)), provided that if Buyer makes such election the Deposit shall be increased by Buyer by Three Million ($3,000,000) Dollars to a total of Six Million ($6,000,000) Dollars (“Deposit Adjustment”), and such Deposit Adjustment shall have been paid by wire transfer of immediately available federal funds to the Escrow Agent on before the close of business on the Deposit Adjustment Date to be held in escrow pursuant to the Deposit Escrow Agreement and credited against the Purchase Price at the Closing. Notwithstanding the above, the provisions of the definition of “Deposit Adjustment Date” shall control.

3.	REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each of the Shareholders as of the date hereof and as of the Closing Date (i) severally and not jointly, makes the representations and warranties contained in Sections 3.1 and 3.21(b) to Buyer, and (ii) jointly and severally makes the representations and warranties in Sections 3.2 through and including 3.20, 3.21(a), 3.22 and 3.23 as follows to Buyer. The Schedules shall be arranged in separate schedules corresponding to the numbered sections contained in this Article 3, and a disclosure in any such schedule shall be deemed to be a disclosure in all other such schedules provided that such disclosure is readily apparent from a reading of such other schedule.

3.1	Shareholder Authority, Validity, Ownership.

(a) Such Shareholder has full power, legal capacity, right and authority to enter into, execute and deliver this Agreement, the Shareholders’ Agent Agreement and all other agreements identified herein and delivered in connection herewith (collectively, the “Ancillary Agreements”) to which such Shareholder is a party, and to carry out the transactions contemplated hereby and thereby, and to perform his/its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Shareholders’ Agent Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been authorized by all necessary action on the part of such Shareholder. In the case of a Shareholder which is not a natural person, such Shareholder has obtained the necessary corporate approvals to execute and deliver this Agreement.

(b) This Agreement and the Ancillary Agreements have been duly and validly executed and delivered and approved by the Company, the Shareholders and the Shareholders’ Agent and are legal, valid and binding obligations of the Company, each Shareholder and the Shareholders’ Agent, enforceable against each of them in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar Laws affecting creditors’ rights generally, and by general equitable principles.

(c) Such Shareholder holds of record and owns beneficially the Shares set forth opposite his/its name on Schedule 3.1(c) attached hereto. The delivery to Buyer of such Shares at Closing pursuant to this Agreement will transfer to Buyer good and valid title to such Shares, free and clear of all Liens representing in the aggregate 100% of the equity interests of the Company. Except for the Shareholders’ Agreement (which shall be terminated prior to the Closing), and the Shareholders’ Agent Agreement, no Shareholder is a party to any option, warrant, right, contract, call or put or any other agreement or commitment providing for the disposition or acquisition or voting of or right to receive distributions on any capital stock of the Company (other than this Agreement) or any of the Subsidiaries.

3.2	Company Organization, Qualification, Subsidiaries, Investments, Etc.

(a) Each of the Company and its Subsidiaries is duly organized or formed, validly existing and in good standing under the applicable Laws of its jurisdiction of incorporation or formation and has the requisite corporate, partnership or similar power and authority to carry on its respective businesses as now being conducted.

(b) Each of the Company and the Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction indicated on Schedule 3.2(e). Each of the Company and the Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each other jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, is such that qualification or licensure to do business in that jurisdiction is required by law, except for jurisdictions in which the failure to be so qualified has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company has made available to Buyer true and accurate copies of the certificate of incorporation, articles of association and bylaws (or other similar governing documents), as currently in effect, of the Company and each of the Subsidiaries.

(d) Neither the Company nor any of the Subsidiaries is in violation of any of the provisions of its certificate of incorporation, articles of association, bylaws or other similar governing documents.

(e) Schedule 3.2(e) sets forth the identity, jurisdiction of organization, foreign qualifications and outstanding equity capitalization of each of the Subsidiaries and the Company.

(f) Except for the entities set forth on Schedule 3.2(e) (the “Subsidiaries”), none of the Company or any Subsidiary owns (of record or beneficially) or holds any shares of stock or any other security or interest in any other Person or any rights to acquire any such stock or other security or interest. Except as set forth on Schedule 3.2(e), the Company owns (of record and beneficially) and has valid title to all of the outstanding capital stock of the Subsidiaries, free and clear of all Liens.

(g) Except as disclosed on Schedule 3.2(g), no equity interest in the Company or any Subsidiary, any securities convertible into equity interests of the Company or any Subsidiary, or any other rights to acquire equity interests of the Company or any Subsidiary is or may become required to be issued, sold or transferred by reason of any option, warrant, put, call, subscription or other agreement or right relating to the equity of the Company or any Subsidiary. Except as indicated on Schedule 3.2(g) there is no contract, arrangement or understanding by which the Company or any Subsidiary is bound to issue any of its equity interest or any option, warrant or other right relating thereto or by which the Company or any Subsidiary is or may be bound to sell or transfer any part of the equity interest in the Company or any Subsidiary. Except as indicated on Schedule 3.2(g) there is no contract, arrangement or understanding relating to the right of the Company to vote, transfer or otherwise dispose of any of the equity interests in the Company or any Subsidiary or voting of or right to receive distributions on the capital stock of the Company or any Subsidiary. All of the outstanding equity interests of each Subsidiary are duly authorized and validly issued, and fully paid and non-assessable, were not issued in violation of any law or any charter or other provision regarding pre-emptive, anti-dilution or similar rights of any person and is owned free and clear of all Liens. Except as indicated on Schedule 3.2(g) neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire any of its equity interests.

(h) The board of directors of the Company has approved this Agreement, any Ancillary Agreements applicable to the Company and the Subsidiaries, if any, and the transactions contemplated hereby, and all other action required to be taken by the board of directors of the Company and, if applicable, its Subsidiaries, to approve and effectuate the foregoing has been taken.

3.3	Capital Stock.

The authorized capital stock of the Company consists of 1,000,000 shares of common stock, with a par value of Ten United States Cents ($.10) per share (the “Company Common Stock”), of which 874,584 shares are issued and outstanding. Other than the Shares, there are no other shares of any capital stock of the Company issued or outstanding. Each Share is validly issued and outstanding and fully paid and non-assessable and owned (beneficially and of record) by the Shareholders, and is free and clear of all Liens (other than Liens arising from the Shareholders’ Agreement or securing Indebtedness, which Liens shall be discharged at or prior to Closing) and is not subject to, nor was issued in violation of, any preemptive rights or rights of first refusal or similar rights. Except as disclosed in Schedule 3.3, no shares of the Company Common Stock are reserved for issuance, nor are there outstanding any options, warrants, calls, puts, rights to subscribe, convertible securities or other rights (including, without limitation, preemptive rights or stock appreciation rights) agreements or commitments to issue, dispose of or acquire shares of the Company Common Stock. Except as disclosed in Schedule 3.3, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company or any of the Subsidiaries. Except for the Shareholders’ Agreement (which shall be terminated prior to the Closing) and the Shareholders’ Agent Agreement, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company or any of the Subsidiaries or otherwise with respect to the capital stock of the Company or any of the Subsidiaries. Except as disclosed in Schedule 3.3, neither the Company nor any of the Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

3.4	Non-Contravention; Approvals

Except as disclosed in Schedule 3.4, and subject to Section 5.16, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Company, the Subsidiaries and the Shareholders do not and will not: (a) result in a breach of any provision of the certificate of incorporation, articles of association, bylaws or other governing documents of the Company or any of the Subsidiaries; (b) violate any Order of any court or other Governmental Authority having jurisdiction over the Company or any of the Subsidiaries, or any of their properties, or cause the suspension or revocation of any authorization, consent, approval or license presently in effect that affects or binds the Company or any of the Subsidiaries or any of their material properties; (c) result in a breach of or default, or give a third party the right to accelerate, terminate or suspend any obligations, under any agreement or instrument (including any shareholders’ agreement, voting agreement or any other similar agreement) to which the Company or any of the Subsidiaries or Shareholders is a party or by which any of them or any of their material properties is bound or affected; (d) require any applicable Governmental Approvals, any consent, approval, authorization, permit or license of any Person, or any notice to be given to, filing to be made with or other action to be taken with or by any Person (e) result in the creation of any Lien upon the Shares or the material assets of the Company or any Subsidiary; or (f) constitute grounds for the loss or suspension of any material permit, license or other authorization used by the Company or any of the Subsidiaries.

3.5	Financial Statements; No Undisclosed Liabilities; Accounts Receivable.

(a) The Company has made available to Buyer the financial statements listed on Schedule 3.5(a), (the “Financial Statements”).

(b) The Financial Statements were prepared in accordance with International Accounting Standards (“IAS”) and fairly and accurately reflect the financial condition and results of operations of the Company and its consolidated Subsidiaries at the dates and for the periods indicated. The Financial Statements have been derived from, and prepared in accordance with, the books and records of the Company and its consolidated Subsidiaries.

(c) None of the Company or any Subsidiary has any material liability or obligation (whether absolute, accrued, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) other than those liabilities or obligations (i) reflected in the Financial Statements, (ii) arising under contracts or commitments described on Schedule 3.16 (Material Contracts; all such contracts and commitments referred to herein as “Material Contracts”) or under contracts and commitments entered into in the ordinary course of business which are not required to be disclosed thereon due to specified dollar thresholds, (iii) arising out of the matters reflected on Schedule 3.12 (Litigation), (iv) incurred after December 31, 2004 in the ordinary course of business consistent with past practices of the Company and its Subsidiaries (none of which is a liability for breach of contract, tort, infringement, claim, lawsuit or breach of warranty), or (v) set forth in Schedule 3.5(c).

(d) Accounts Receivable. The accounts and notes receivable of the Company and the Subsidiaries reflected on the balance sheet included in the audited consolidated balance sheet of Navios Maritime Holdings Inc. and its subsidiaries as of December 31, 2004, (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar Laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained in the Financial Statements, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (vi) are not the subject of any actions or proceedings brought by or on behalf of the Company or any Subsidiary.

(e) The GAAP Financial Statements, when delivered, will fairly and accurately reflect the financial condition and results of operations of the Company and its consolidated Subsidiaries in accordance with GAAP at the dates and for the periods indicated therein.

3.6	Absence of Material Differences.

Since December 31, 2004, there has been no Material Adverse Change. Except as disclosed in Schedule 3.6, since December 31, 2004, the Company and the Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practices, and since that date, other than Permitted Capital Expenditures and payment of the Payoff Indebtedness in accordance with Section 6.7; there has been no agreement, commitment or understanding entered into with respect to any of the following (nor have any of the following occurred):

(a) (i) the disposition of any Owned Vessel or material items of real or personal property by the Company or any Subsidiary; or (ii) material capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, or acquisitions) outside of the ordinary course of business and consistent with past practice;

(b) change in the accounting methods or practices of the Company or any of the Subsidiaries which has had or will have a Material Adverse Effect on the financial results reported by the Company or the Subsidiaries;

(c) satisfaction or discharge of any material claim, Lien or liability (whether accrued, contingent or otherwise and whether due or to become due) of the Company or any of the Subsidiaries outside the ordinary course of business and not consistent with past practice;

(d) sale, lease, mortgage, encumbrance or other disposal of or grant of any interest in, or attachment of any Lien upon, any Owned Vessel or any of the material assets or properties of the Company or any of the Subsidiaries, except for (i) sales, leases, encumbrances and other dispositions and grants in the ordinary course of business and consistent with past practice, and (ii) Liens for taxes not yet due (provided, however, that adequate accruals, consistent with IAS, are maintained for all such Liens for taxes not yet due) and Liens not material in amount or effect that do not impair the use of the asset or property subject to such Lien;

(e) declaration or set aside for dividends, distributions or redemptions of securities of the Company or any of the Subsidiaries; any split, combination or reclassification of any of the equity interests or other securities thereof or agreement or commitment to make any exchange for or redemption of any such equity interests or other securities (whether payable in cash, stock or property);

(f) damage, destruction, or loss (whether or not covered by Insurance) to the tangible assets of the Company or any Subsidiary aggregating in excess of $250,000;

(g) (i) adoption of, entry into or amendment of any Benefit Plan, including any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, change in control or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any officer, director, employee or consultant, (ii) agreement to any increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or consultant or salaried employee (other than for non-management employees in the ordinary course of business and consistent with past practice) or (iii) payment of any benefit not required by any Benefit Plan or other plan or agreement;

(h) incurrence, assumption or guarantee of any indebtedness for borrowed money;

(i) issuance of, or agreement to issue, any equity interests in the Company or in any of the Subsidiaries, or options, warrants or other rights of any kind to acquire any such equity interests, whether by purchase or conversion or exchange of other equity interests or other securities;

(j) amendment to or restatement of any of the certificate of incorporation, articles of association, bylaws or other governing documents (including any shareholders’ agreement, voting agreement or any other similar agreement) of the Company or any of the Subsidiaries;

(k) delay or postponement of the payment of accounts payable and other liabilities of the Company or any Subsidiary outside the ordinary course of business; or

(l) material amendment, modification, or change of any Charter Party or termination of any Charter Party.

Notwithstanding anything to the contrary above, any FFA’s entered into within existing Risk Control Guidelines of the Company as of the date hereof shall be deemed to be in the ordinary course of business.

3.7	Employees.

Except as disclosed in Schedule 3.7, each of the Company’s and Subsidiaries’ employees is an at-will employee and none of the Company or any of the Subsidiaries is bound by any express or implied contract or agreement of employment in excess of $100,000 per year for any individual for any specified period of time or until any specific age. Except as disclosed in Schedule 3.7, no employee of the Company or any Subsidiary is represented by any labor organization. To the Knowledge of the Shareholders, there are no proposals or requests by employees of the Company or any Subsidiary to be represented by any labor organization and the Shareholders have no Knowledge of any organizing activities or collective bargaining arrangements or any organized labor slowdown, work interruption or work stoppage by employees. Except as set forth in Schedule 3.7, the Company and its Subsidiaries have complied in all material respects with all applicable foreign, federal, state and local laws relating to the employment of labor, including, without limitation, provisions thereof relating to wages, hours, equal opportunity, discrimination, benefits, collective bargaining and the payment of social security and other taxes. Except as disclosed in Schedule 3.7, none of the Company or any Subsidiary has experienced any strikes, collective bargaining disputes, material labor grievances or material unfair labor practices claims within the last three (3) years prior to the date hereof. Except as set forth in Schedule 3.7, the Company and each of the Subsidiaries and ERISA Affiliates have withheld all amounts required by Law, regulation or agreement to be withheld from the wages or salaries of its employees and is not liable for any arrears of wages or any taxes or penalties for failure to comply with the foregoing.

3.8	Employee Benefit Plans.

(a) The Company has made available to Buyer true and accurate copies of all (i) pension, retirement, profit-sharing, stock, stock option, employee stock ownership, deferred compensation, retention, change-in-control, severance pay, vacation, bonus and other incentive plans, all other written and unwritten employee programs, arrangements and agreements, all medical, vision, dental and other health plans, all life insurance plans and all other employee benefit plans and fringe benefit plans, including, without limitation, ““employee benefit plans”“ as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (such act, together with the rules and regulations thereunder, being ““ERISA”“), and any associated trusts, insurance and administrative service contracts and agreements maintained in connection therewith adopted, maintained by, sponsored in whole or in part by or contributed to currently or within the past seven fiscal years by the Company, any Subsidiary, or any trade or business (whether or not incorporated) which is a member of a controlled group of corporations or which is under common control with the Company or any Subsidiary within the meaning of Section 414 of the Code (“ERISA Affiliate”), whether or not terminated for the benefit of any present or former employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of the Company, any Subsidiary or an ERISA Affiliate (as used in this Section 3.8, collectively, ““employees”“) and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of the Company, any Subsidiary or an ERISA Affiliate are or were eligible to participate in or under in connection with which the Company, any Subsidiary or an ERISA Affiliate has any contingent or non-contingent liability of any kind whether or not probable of assertion (collectively, “Benefit Plans”), and (ii) all Foreign Plans. All such Benefit Plans and Foreign Plans are listed on Schedule 3.8. In the case of any Benefit Plan for which there is no document or is an oral arrangement, the Company has provided an accurate description of its terms, benefits and liabilities. Each Benefit Plan may be amended or terminated at any time after the Closing Date without liability or penalty (except for full vesting of benefits as required by Section 411 of the Code) and no representation to the contrary (whether oral or written) has been made to any participant in such Benefit Plans or any employee of the Company, a Subsidiary or an ERISA Affiliate.

(b) Except as disclosed in Schedule 3.7 or 3.8 neither the Company, nor any Subsidiary or ERISA Affiliate maintains or is required to contribute to or has any liability with respect to any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America, which fund or similar program provides or results in retirement income, a deferral of income in contemplation of retirement, payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

(c) Except as disclosed in Schedule 3.8, no Benefit Plan (other than a Benefit Plan intended to be qualified under Section 401 of the Code) provides any benefits or coverage to any employee following retirement or termination of service, except as required under Section 4980B of the Code.

(d) Each Benefit Plan and any related trust, insurance contract or fund has been and currently is maintained, funded and administered in compliance with its respective terms and with ERISA, the Code and all other state, federal and local Laws applicable thereto in all material respects, and no action, suit, proceeding, hearing, investigation with respect to the administration or investment of assets of any Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Shareholders, threatened. Each of the Company, the Subsidiaries and ERISA Affiliates have complied in all material respects with all reporting and disclosure requirements with respect to each Benefit Plan. No such Benefit Plan (including any trust created thereunder), nor any trustee or administrator thereof, has engaged in any transaction prohibited by ERISA or any applicable Law, or by Section 4975 of the Code, which could subject the Company, any of the Subsidiaries or ERISA Affiliates or such Benefit Plan to any penalty imposed under ERISA or to any tax imposed by Section 4975 of the Code or, if any such transaction has occurred, it has been corrected within the meaning of Section 4975 of the Code, and all applicable taxes and penalties with respect thereto have been paid. No “reportable event” as that term is defined in ERISA has occurred with respect to any of the Benefit Plans. No liability to the Pension Benefit Guaranty Corporation has been or is expected to be incurred with respect to any Benefit Plan. Neither the Company nor any Subsidiary or ERISA Affiliate participates, maintains or contributes to (nor has the Company or any Subsidiary or ERISA Affiliate participated, maintained or contributed to), or incurred any liability or obligation under or with respect to, any multi-employer plan (as that term is defined in Section 3(37) of ERISA), any multiple employer plan (as that term is defined in Section 3(40) of ERISA), any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA or single employer plan under multiple controlled groups as described in Section 4063 of ERISA (collectively hereinafter referred to as “Pension Plans”). Neither the Company, nor any Subsidiary or ERISA Affiliate has ever partially or fully withdrawn or incurred any withdrawal liability (as such term is defined in Section 4021 of ERISA) with respect to a Pension Plan without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA. Neither the Company nor any of the Subsidiaries has any liability or obligation with respect to any Benefit Plan or trust related thereto that has been terminated prior to the date hereof.

(e) Except as disclosed in Schedule 3.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any additional payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any employee from the Company or any of the Subsidiaries (otherwise than pursuant to the health coverage continuation requirements of Code Section 4980B or Part 6 of Title I of ERISA), (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in any acceleration in the time of payment or vesting of any such benefit, or (iv) trigger application of Section 280G of the Code.

(f) With respect to each Benefit Plan, all required or recommended (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been made or properly accrued on the Financial Statements. Except as set forth on Schedule 3.8, none of the Benefit Plans has any unfunded liabilities which are not reflected on the Financial Statements.

(g) Except as disclosed on Schedule 3.7 and 3.8 with respect to each Foreign Plan: (i) all employer and employee contributions required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Plan required to be registered has been registered and has been maintained and operated in good standing with the applicable governmental authorities and Laws.

(h) Except as set forth on Schedule 3.8, no present or former employee of the Company or any of the Subsidiaries is currently claiming or is entitled to any health care related benefits mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any of the rules or regulations thereunder.

(i) Except as disclosed in Schedule 3.8, other than as required by COBRA and as disclosed on Schedule 3.8, neither the Company nor any Subsidiary or ERISA Affiliate has offered or provided or is required to offer or provide any post-employment or retiree medical or health benefits or coverage of any nature to any past or present employee. The Company terminated its former United States post retirement medical and life insurance benefit program and the class of eligible participants for such benefit program was closed, effective December 31, 2001.

(j) Except as disclosed in Schedule 3.8, no Benefit Plan, including any providing long term disability benefits, covers any employee(s) whose terms of employment are governed by a collective bargaining agreement.

(k) Each Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and nothing has occurred since the issuance of such determination letter that would adversely affect the qualified status of such

Benefit Plan qualified under Section 401(a) of the Code, and each such Benefit Plan complies with all applicable requirements of ERISA. Each Benefit Plan providing for non-qualified deferred compensation within the meaning of Section 409A of the Code complies, to the extent currently possible, with Section 409A of the Code and applicable U.S. Treasury guidance including, but not limited to, U.S. Treasury Notice 2005-1.

(l) Except as disclosed in Schedule 3.8, no Benefit Plan, excluding any short-term disability plan, non-qualified deferred compensation plan, or health flexible spending account plan or program, is self insured or funded through the general assets of the Company, a Subsidiary or an ERISA Affiliate.

(m) Except as disclosed on Schedule 3.8, no Benefit Plan which is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) is funded by a trust or is subject to Section 419 or 419A of the Code.

(n) Except with respect to Benefit Plans listed on Schedule 3.8 and transferred to Buyer by operation of law pursuant to the transactions contemplated by this Agreement, the Buyer will assume no obligation under any Benefit Plan or Foreign Plan of the Company, and Subsidiary or ERISA Affiliate, provided that nothing in this Section 3.8(n) shall preclude or interfere with the application of Section 5.6 of this Agreement.

3.9	Maritime Matters.

(a) The name, official number, registered owner, and jurisdiction of registration of each vessel owned by the Company or any of its Subsidiaries (“Owned Vessel”), and each vessel leased, chartered or operated by the Company or any of its Subsidiaries (“Chartered Vessel”) as of the date hereof is set forth, on Schedule 3.9 hereto (the Owned Vessels and Chartered Vessels, collectively, the “Vessels”). Except as set forth on such Schedule, each Owned Vessel and, to the Knowledge of the Company, each Chartered Vessel is operated in material compliance with each Maritime Guideline and all Laws. Each Owned Vessel and, to the Knowledge of the Company, each Chartered Vessel is maintained and operated in material compliance with all applicable Environmental Laws. The Company and its Subsidiaries are qualified to own and operate the Owned Vessels under all applicable Laws (including the Laws of each Vessel’s flag state).

(b) Each Owned Vessel is classed by Lloyd’s Register of Shipping, the American Bureau of Shipping, or a classification society which is a full member of the International Association of Classification Societies (IACS) and is in class and free of outstanding recommendations affecting class with all class and trading certificates valid and unextended through the date hereof.

(c) To the Knowledge of the Company, each Chartered Vessel is classed by Lloyd’s Register of Shipping, the American Bureau of Shipping, or a

classification society which is a full member of the International Association of Classification Societies (IACS) and is in class with all class and trading certificates valid through the date hereof.

(d) The Owned Vessels are insured in accordance with the provisions of the respective charters and ship mortgages thereon and the requirements thereof and all requirements and conditions of such insurance have been complied with.

(e) The Chartered Vessels are subject to the charters listed in Schedule 3.9 (the “Vessel Charters”) which are in full force and effect and, to the Company’s Knowledge, there are no material defaults or breaches under any Vessel Charter.

(f) The Owned Vessels are in compliance in all material respects with all current regulations and requirements (statutory or otherwise) applicable to vessels registered under the laws and flag of the respective jurisdictions in which the Owned Vessels are currently registered and the respective jurisdictions to which the Owned Vessels trade.

(g) To the Knowledge of the Company, the Chartered Vessels are in compliance in all material respects with all current regulations and requirements (statutory or otherwise) applicable to vessels registered under the laws and flag of the respective jurisdictions in which the Chartered Vessels are currently registered and the respective jurisdictions to which the Chartered Vessels trade.

(h) The Owned Vessels and to the Knowledge of the Company the Chartered Vessels have not been employed in any trade or business which is unlawful under the laws of any relevant jurisdiction or in carrying illicit or prohibited goods, or in any manner whatsoever which may render any such Vessel liable to condemnation in a prize court or to destruction, seizure or confiscation.

3.10	Assets.

(a) Except as disclosed in Schedule 3.10(a), the Company and its Subsidiaries own free and clear of all Liens (except Permitted Liens), all Owned Vessels and all other material properties and assets purported to be owned by them.

(b) Except as disclosed in Schedule 3.10(b), the Company and its Subsidiaries have valid leasehold interests or charter party rights in, free and clear of all Liens (except Permitted Liens), the Chartered Vessels and all other material properties and assets purported to be leased by them.

(c) Except as set forth on Schedule 3.10(c), all of the material tangible assets of the Company and its Subsidiaries are currently in good operating condition, ordinary wear and tear excepted, and are being used in the business of the Company and its Subsidiaries for the purposes for which they were designed.

(d) Upon satisfaction of the Payoff Indebtedness in Section 2.3, the Shareholders shall cause the Company to deliver to Buyer the releases and discharges of all Liens described in Schedule 2.3(a) and 2.3(b) for such Payoff Indebtedness.

3.11	Permits; Compliance.

The Company and the Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority or pursuant to any Maritime Guideline necessary for each of the Company or any Subsidiary to own operate and use its Owned Vessels or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have any of the Permits would not, individually or in the aggregate, have a Material Adverse Effect and to the Knowledge of the Company the owners of the Chartered Vessels are in possession of all Permits. Except as disclosed in Schedule 3.11: (i) the Company and the Subsidiaries are in compliance with such Permits, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect; (ii) as of the date of this Agreement, no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except where the suspension or cancellation of any of the Permits would not, individually or in the aggregate, have a Material Adverse Effect; (iii) neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset (including any Vessel) of the Company or any Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect. Except as otherwise disclosed in Schedule 3.11, the Company and the Subsidiaries are conducting and have conducted during the last three (3) years their respective businesses in compliance with all Laws, except where a violation thereof would not result in a Material Adverse Effect.

3.12	Litigation.

Except as disclosed in Schedule 3.12: (i) there is no action, suit, claim, proceeding or investigation pending against the Company or any of the Subsidiaries or affecting the Shares or assets or business of the Company or its Subsidiaries or the validity of this Agreement or ability to consummate the transactions contemplated by this Agreement; (ii) to the Knowledge of the Shareholders, no action, suit, claim, proceeding or investigation against the Company or any of the Subsidiaries or affecting the Shares or assets or business of the Company or its Subsidiaries or the validity of this Agreement or ability to consummate the transactions contemplated by this

Agreement is threatened; (iii) there have been no such actions, suits, proceedings, claims or investigations pending or, to Shareholders’ Knowledge, threatened within the last three years against the Company or any Subsidiary or affecting the Shares or assets or business of the Company or its Subsidiaries or the validity of this Agreement or ability to consummate the transactions contemplated by this Agreement where the costs associated with any such action, suit, proceeding, claim, order or investigation (including settlement payments, judgment awards and legal fees and expenses) exceeded $150,000; and (iv) none of the Company or any Subsidiary has any material actions, suits or claims pending against any other Person, including in connection with matters referenced in clauses (i), (ii), (iii) and (iv), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. None of the Company, any Subsidiary or the Shares or the assets or business of the Company or its Subsidiaries or the validity of this Agreement or the ability to consummate the transactions contemplated by this Agreement is subject to any outstanding Order directed at the Company, any Subsidiary or any of their respective businesses or assets or the Shares (as distinguished from Orders of general applicability).

3.13	Environmental.

Except as disclosed in Schedule 3.13 and except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company and the Shareholders: (a) neither the Company nor any Subsidiary nor any Vessel is in violation of any Environmental Law; (b) the Company and the Subsidiaries and any Vessel have obtained and are in compliance with all material permits, authorizations, licenses or similar approvals required under Environmental Laws; (c) there are no administrative, regulatory, or judicial actions or proceedings, suits, demands, claims, liens, notices of noncompliance or violation, investigations, requests for information, consent orders, consent judgments or consent agreements pending, or to the Knowledge of the Company or the Shareholders, threatened against the Company or any Subsidiary relating to Environmental Laws or Hazardous Materials. Neither the Company, any Subsidiary nor the Shareholders have received any written claim, demand or notice alleging violation of, or liability under, any Environmental Law; (d) neither the Company nor any Subsidiary has any liability for response costs, corrective action costs, personal injury, property damage, natural resource damages or any investigative or remedial obligations, associated with any Hazardous Materials pursuant to any Environmental Law and the Real Property has not been listed or proposed for listing on the National Priorities List established by the United States Environmental Protection Agency, or any similar federal or state list; (e) no Hazardous Material is present or at any time has been stored, treated, recycled, released, used, generated, handled, disposed of or discharged on, about, from or affecting any of the Real Property or Owned Vessels except for Hazardous Materials that have been used, maintained and disposed of in compliance with all Environmental Laws; (f) there are no fuel or gasoline storage tanks presently in use in, on or under any of the Owned Real Property or to the Shareholders’ Knowledge on any of the Leased Real Property; and (g) the Company has delivered to the Buyer true and complete copies of all engineering and environmental reports and studies, and all other reports, evaluations and assessments, if any, relating to any of the Real Property or Owned Vessels and/or any matter referred to in this Section 3.13 in the control, possession, or custody of the Company, any of the Subsidiaries or any Shareholder.

3.14	Intellectual Property.

The Company and the Subsidiaries own and possess all right, title and interest in and to all of the Intellectual Property set forth on Schedule 3.14 and own and possess all right, title and interest in and to, or have a license to use pursuant to a written license agreement listed on Schedule 3.16, all other Intellectual Property that is used in the conduct of the businesses of the Company and the Subsidiaries as currently conducted (collectively, “Company Intellectual Property”). Schedule 3.14 lists all of the following that are owned by the Company or one of the Subsidiaries: (a) patented or registered Intellectual Property and pending patent applications or applications for registrations of other Intellectual Property; and (b) material unregistered trademarks, material unregistered service marks, trade names, corporate names and Internet domain names. Except as described in Schedule 3.14, the Company Intellectual Property is not subject to any Liens, except Permitted Liens. Except as described in Schedule 3.14, none of the Company or any of the Subsidiaries have received any written notice that the operation, or any other aspect, of the Company’s and the Subsidiaries’ businesses, as currently conducted or as conducted within the last three (3) years, infringe or misappropriate any Intellectual Property of any other Person, (including, without limitation, any offers to license any Intellectual Property from another Person) during the three year period prior to the date hereof. To the Knowledge of the Shareholders, no Person is infringing upon or misappropriating any Company Intellectual Property, except as disclosed in Schedule 3.14. Except as set forth in Schedule 3.14, the Company and the Subsidiaries have taken commercially reasonable action to maintain and protect all material Company Intellectual Property. Immediately subsequent to the Closing, the Company Intellectual Property will be owned by or available for use by the Company and the Subsidiaries on terms and conditions identical to those under which the Company and the Subsidiaries owned or used the Company Intellectual Property immediately prior to the Closing.

3.15	Title to Real Property; Leasehold Interests.

(a) Owned Real Property. Schedule 3.15(a) sets forth the address and description of each Owned Real Property. With respect to each Owned Real Property: (i) except as set forth in Schedule 3.15(a), the Company or Subsidiary (as the case may be) has good and marketable title to such Owned Real Property, free and clear of all Liens, except Permitted Liens, (ii) except as set forth in Schedule 3.15(a), the Company or Subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. None of the Company or any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) Leased Real Property. Schedule 3.15(b) sets forth the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property. The Company has made available to Buyer a true and complete copy of each such Lease document. Except as set forth in Schedule 3.15(b), with respect to each of the Leases: (i) such Lease is valid, binding, enforceable and in full force and effect; (ii) the sale of the Shares to Buyer pursuant to this Agreement (and each other transaction referenced herein) does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Company’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Company’s Knowledge, there are no disputes with respect to such Lease; (iv) none of the Company or Subsidiary nor any other party to the Lease is in breach or default under such Lease in any material respect, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company or any Shareholder or Subsidiary; (vi) none of the Company or Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (vii) none of the Company or Subsidiary has collaterally assigned or granted any other security interest in such Lease or any interest therein.

(c) Condemnation and Litigation. None of the Company or any Subsidiary has received written notice of any pending condemnation, expropriation or other proceeding in eminent domain affecting any Real Property or any portion thereof or interest therein. There are no outstanding Orders and none of the Company or any Subsidiary has received written notice of any pending claims, litigation, administrative actions or similar proceedings, in either instance relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof.

3.16	Material Contracts.

Except as listed in Schedule 3.16, none of the Company or any of the Subsidiaries is a party to or bound by any written or legally binding oral (i) operating agreement, management agreement, crewing agreement, charter party, contract of affreightment or financial lease (including any sale/leaseback agreement or similar arrangement) with respect to any Vessel, in each case which is currently subject to performance by the parties thereto; (ii) contract or agreement for or relating to the purchase or sale of any Owned Vessel or other vessel (or any option relating to such purchase and sale), or any contract or agreement for the charter of any Vessel; (iii) contract or agreement relating to Indebtedness (including any obligation to guarantee the Indebtedness of any Person other than any Subsidiary) having an outstanding principal amount in excess of $100,000 and, for each such contract or agreement, the aggregate principal amount outstanding as of the date of this Agreement; (iv) contract or agreement relating to a security interest or Lien imposed on any asset or property of the Company or a Subsidiary, other than Permitted Liens; (v) contract or agreement with any supplier or for the furnishing of services to the Company or any Subsidiary involving consideration of more than $100,000 over its remaining term (including any automatic extensions thereto) and other than trade payables and other current liabilities incurred in the ordinary course of business; (vi) partnership, joint venture or similar agreement or arrangement; (vii) contract or agreement that limits or purports to limit the ability of the Company or any Subsidiary to compete with any Person or in any geographic area or in any business or during any period of time; (viii) contract or agreement between or among the Company or any Subsidiary, on the one hand, and any director, officer or affiliate of the Company (other than any Subsidiary) or any Person that beneficially owns 5% or more of the outstanding Shares (including, in each case, any “associates” or members of the “immediate family” (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the United States Securities Exchange Act, respectively) of any such Person), on the other hand; (ix) arrangement for receipt or repayment of any grant, subsidy or financial assistance from any Government Authority; (x) agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum; (xi) agreement under which the Company or any Subsidiary has advanced or loaned any other Person (other than intercompany Indebtedness or arrangements between or among the Company and any Subsidiary) amounts in the aggregate exceeding $75,000; (xii) written agreements for the employment of any individual on a full time, part-time, consulting, or other basis which is not “at-will” or month to month and providing annual compensation in excess of $100,000; or (xiii) agreement, contract or commitment whereby it has agreed to indemnify any other Person, except for contracts with its customers, suppliers or lenders entered into in the ordinary course of business (the “Material Contracts”). With respect to each agreement required to be listed in Schedule 3.16, (a) each is a valid and binding obligation of the Company or any Subsidiary, as the case may be, and, to the Knowledge of the Company, a valid and binding obligation of each other party thereto; and (b) none of the Company, any Subsidiary or, to the Knowledge of the Company any other party is in breach of, or in default under, or has repudiated, and no event has occurred which, with notice or lapse of time or both, would constitute a breach of, or a default under, any such Material Contract, except for such breach, default or repudiation that would not, individually or in the aggregate, provide a right of termination or damages for breach under such Material Contract. The Company has made available to Buyer a true and correct copy of each agreement listed in Schedule 3.16, other than FFAs. Neither the Company nor any Subsidiary is a party to any material oral contract. The Company and the Subsidiaries have paid or will pay in full any and all brokerage commissions earned by third parties in connection with the operation in the ordinary course of their respective businesses for the periods prior to the Closing Date.

3.17	Insurance.

Schedule 3.17 identifies the Insurance and all claims made or outstanding in the three years preceding the date hereof involving more than $25,000. The

Company and each Subsidiary maintains insurance against risks in amounts generally associated with its business and assets in accordance with industry standards. All premiums and calls due under such policies and entries have been paid and no written notice of cancellation or termination has been received by the Company or its Subsidiaries with respect to such insurance policies or mutual club entries. The Company and the Subsidiaries have complied in all material respects with the provisions of such policies and mutual club rules and the policies and mutual club entries are in full force and effect and shall be in full force and effect as of the Closing.

3.18	Tax Matters.

(a) The Company is not a “Controlled Foreign Corporation” as defined in the Section 957(a) of the Code and claims an exemption from U.S. tax pursuant to Section 883(a)(1) of the Code.

(b) Schedule 3.18(b) sets forth all the jurisdictions where the Company has filed Tax Returns. Except as set forth in Schedule 3.18(b), the Company and the Subsidiaries (i) have filed or caused to be filed on a timely basis (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed in such jurisdictions and (ii) have timely paid all material amounts of Taxes due and shown on such Tax Return. All material amounts of Taxes required to have been withheld by or with respect to the Company and the Subsidiaries have been or shall be timely withheld and remitted to the applicable taxing authority.

(c) Except as set forth in Schedule 3.18(c), (i) there are no pending audits, examinations, other proceedings or, to the Knowledge of the Shareholders or the Company, investigations, in respect of any Tax matter of the Company or any Subsidiary, (ii) no deficiency for any material amount of Tax has been asserted or assessed by any taxing authority in writing against the Company or any Subsidiary, which deficiency has not been satisfied by payment, settled or been withdrawn or contested in good faith, (iii) to the Knowledge of the Company, no material issues relating to Taxes were raised by a taxing authority in any completed audit, examination, investigation or other proceedings with respect to the Company or any Subsidiary that reasonably can be expected to recur in a later taxable year with respect to Taxes of the Company or the Subsidiaries and (iv) there are no liens for Taxes in any material amount on any assets of the Company or any Subsidiary (other than any liens for Taxes not yet due and payable for which adequate reserves have been made in accordance with IAS or for Taxes being contested in good faith). Schedule 3.18(c) also includes a description of any Taxes being contested.

(d) Except as set forth in Schedule 3.18(d), neither the Company nor any Subsidiary has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(e) Except as set forth in Schedule 3.18(e), neither the Company nor any Subsidiary is required by any Tax allocation or Tax sharing agreement to make any payment to any Person.

3.19	Affiliate Transactions.

Except as disclosed in Schedule 3.19, no officer, director, shareholder or Affiliate of the Company or any of its Subsidiaries or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is currently or at any time during the two year period immediately preceding the date of this Agreement was, a party to any contract or agreement with the Company or any of its Subsidiaries or has, or at any time during such two year period had, any interest in any property, asset or right used by the Company or any of its Subsidiaries or necessary for their respective businesses. Schedule 3.19 describes all intercompany or affiliated services currently, or at any time during the two year period immediately preceding the date of this Agreement, provided to or on behalf of the Company or any Subsidiary by Shareholders or their Affiliates and to or on behalf of Shareholders and such Affiliates by the Company or any Subsidiary and all intercompany transactions or agreements among the Company or any Subsidiary and Shareholders or their Affiliates.

3.20	Bank Accounts.

Schedule 3.20 lists all of the bank accounts, safe deposit boxes and lock boxes used by the Company and the Subsidiaries (designating each authorized signatory). None of the Company or any Subsidiary has granted a power of attorney with respect to such bank accounts to any Person which has not been terminated.

3.21	Brokerage.

(a) Except as set forth on Schedule 3.21, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement (“Finder’s Fee Agreement”) made by or on behalf of the Company or any Subsidiary, which commissions, finders’ fees or similar compensation will be paid by the Shareholders immediately prior to or at Closing as provided in Section 6.13.

(b) Except as set forth on Schedule 3.21, each Shareholder severally represents that he, she or it has not entered into any Finder’s Fee Agreement.

3.22	No Knowledge of Breach

The Company and the Shareholders have no Knowledge of any breach by the Buyer of any representation, warranty or covenant made in this Agreement based upon information contained in any written report or memorandum prepared by any of their attorneys, accountants or consultants and delivered to the Company and the Shareholders.

3.23	Limitation of Representations and Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY STATED IN THIS ARTICLE 3, AND IN THE CERTIFICATES AND OTHER INSTRUMENTS DELIVERED IN CONNECTION HEREWITH, THE SHAREHOLDERS MAKE NO REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, TO THE BUYER OR ANY OTHER PERSON CONCERNING THE SHAREHOLDERS, THE SHARES OR THE BUSINESS, ASSETS OR LIABILITIES OF THE COMPANY OR THE SUBSIDIARIES.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to the Shareholders.

4.1	Organization and Power

(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Power. Buyer has all requisite corporate power to enter into this Agreement, any Ancillary Agreements and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

4.2	Authority.

The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the board of directors of Buyer. Except for obtaining the Shareholder Approval, no other corporate or other action or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto, or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements, when executed and delivered by Buyer, will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar Laws affecting creditors’ rights generally, and by general equitable principles.

4.3	No Brokers or Finders.

Any claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer will be paid by Buyer immediately prior to or at Closing.

4.4	Compliance.

Except as described in Schedule 4.4, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, upon satisfaction of the conditions set forth in Articles 6 and 7 hereof, will not: (a) result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the certificate of incorporation, bylaws or other governing documents of Buyer, or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, oral or written, to which the Buyer or any of its subsidiaries or Affiliates is bound, or by which any of its or their properties or assets may be bound; or (b) violate any rule, regulation, or Order.

4.5	Litigation.

There are no actions, suits, proceedings or investigations pending or, to the Knowledge of Buyer, threatened against Buyer that question the validity of this Agreement or of any action taken or to be taken in connection herewith by Buyer or the consummation of the transactions by Buyer contemplated herein.

4.6	Approvals.

Other than with respect to obtaining the Shareholder Approval and any applicable Governmental Approvals, all consents, approvals, authorizations, Permits or licenses, any notice required to be given to, filing to be made with or other actions to be taken with any Person by Buyer, and orders (corporate, governmental or otherwise) necessary for the due authorization, execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been obtained or will be obtained prior to the Closing Date. The Buyer has delivered to the Company evidence reasonably satisfactory to the Company that the Non-Competition and Non-Solicit Agreements satisfy the requirements of the Financing Commitment Letter.

4.7	Financing.

Buyer has delivered to the Company a true, correct and complete executed copy of a commitment letter or letters from HSH Nordbank AG and the amendments so delivered (collectively, the “Financing Commitment Letter”), subject to the terms and conditions set forth therein (such debt or other financing being hereinafter referred to as, the “Financing” and such Financing Commitment Letter shall not expire prior to May 31, 2005). Subject to the terms of the Financing Commitment Letter, the Buyer will have, as of the Closing, sufficient funds to consummate the transactions contemplated by this Agreement, including payment of the Purchase Price. As of the date hereof, Buyer does not have Knowledge of any conditions set forth in the Financing Commitment Letter which Buyer can not satisfy on or prior to Closing.

4.8	Investment Intent.

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning the Section 2 (a)(11) of the United States Securities

Act of 1933, as amended, including all rules and regulations issued thereunder (“Securities Act”), in any manner that would be in violation of the Securities Act. Buyer has not, directly or indirectly, offered any of the Shares to anyone or solicited any offer to buy any of the Shares from anyone, so as to bring the offer and sale of any of the Shares within the registration requirements of the Securities Act. Buyer will not sell, convey, transfer or offer for sale any of the Shares, in each case, except upon compliance with the Securities Act and any applicable state or other securities or “blue sky” laws or pursuant to any exemption therefrom.

4.9	No Knowledge of Breach.

Buyer has no Knowledge of any breach by the Shareholders of any representation, warranty or covenant made in this Agreement based upon information contained in any written report or memorandum prepared by any of Buyer’s attorneys, accountants or consultants and delivered to Buyer. In addition, Buyer has no Knowledge of a breach of the representation in the first sentence of Section 3.6.

4.10	No Reliance.

In connection with its decision to purchase the Shares, Buyer, for itself and on behalf of its Affiliates and related parties, acknowledges, understands and agrees that: (a) Buyer is a sophisticated party with such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of purchasing the Shares and consummating the transactions contemplated hereby; (b) Buyer is not relying upon any forward-looking projections, forecasts or other forward-looking information (written or oral) with respect to the Shares or the business or prospects of the Company or the Subsidiaries prepared by or furnished to Buyer by or on behalf of any Shareholder, the Company or any Subsidiary (“Forward-Looking Data”); (c) Buyer recognizes that significant uncertainties are inherent in Forward-Looking Data and that the Shareholders have not made any representations or warranties, express or implied, relating to any Forward-Looking Data; and (d) Buyer assumes full and exclusive responsibility for evaluating the adequacy and accuracy of any Forward-Looking Data.

4.11	Access to Information.

Buyer has had an opportunity to discuss, with the management of the Company and the Subsidiaries, the management and financial affairs of the Company and the Subsidiaries and to review in detail the records of the business and operations of the Company and the Subsidiaries provided to Buyer. Buyer has had an opportunity to ask questions and receive answers from the Company regarding the Company and the Subsidiaries.

4.12	Limitation of Representations and Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY STATED IN THIS ARTICLE 4, AND IN THE CERTIFICATES AND OTHER INSTRUMENTS DELIVERED IN CONNECTION HEREWITH, THE BUYER

MAKE NO REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, TO THE COMPANY, SHAREHOLDERS OR ANY OTHER PERSON CONCERNING THE BUYER.

5.	COVENANTS

5.1	Access to Information and Records.

As provided in Section 4.11, Buyer has completed its due diligence review of the Company in all material respects to its satisfaction as of the date of this Agreement. However, to aid in the orderly transition of the business of the Company, during the period prior to the Closing the Shareholders will cause the Company and the Subsidiaries to give Buyer, its counsel, accountants and other representatives, as well as counsel and representatives of Buyer’s lenders, access during regular business hours to the properties, assets, business, financial, legal, regulatory, tax, compensation and other data and information concerning the Company and its Subsidiaries and to the Company’s and its Subsidiaries’ directors, officers, employees, agents, representatives, customers and suppliers for the purposes of such meetings and communications as Buyer reasonably desires; provided that such access does not unreasonably interfere with the conduct of the business of the Company and the Subsidiaries and provided further that Buyer coordinates such access with the Company’s Chief Financial Officer and that Buyer shall not contact clients, charterers, customers, suppliers or vendors of the Company or any Subsidiary with respect to the consummation of the transactions contemplated hereby without the prior consent of the Company’s Chief Financial Officer, which consent shall not be unreasonably withheld or delayed without good reason. The Company has and will continue to respond in good faith to any and all reasonable requirements for information concerning the Company.

5.2	Conduct of Business Pending the Closing.

From the date hereof until the Closing, except as otherwise approved in writing by the Shareholders and Buyer, the Shareholders covenant and shall cause each of the following to occur:

(a) Ordinary Course of Business. The Company and the Subsidiaries will carry on their business in the ordinary course consistent with past practices and will not make or institute any material changes in their methods of purchase, sale, management, accounting or operation, including (i) collecting accounts receivable and paying accounts payable in the ordinary course of business consistent with past practice, (ii) maintaining its respective books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements; (iii) maintaining in full force and effect the existence of, and use commercially reasonable efforts to protect, all material Intellectual Property of the Company and the Subsidiaries, and (iv) complying in all material respects with all requirements of Law and all contractual obligations applicable to the Company and the Subsidiaries and paying all applicable Taxes as and when such become due and payable consistent with past practice. Buyer acknowledges that there are daily changes to FFAs listed on Schedule 3.16 in the ordinary course of business.

(b) Maintain Organization. The Company and the Subsidiaries will take such action as may be necessary to maintain, preserve and renew their existence, rights and franchises and will use commercially reasonable best efforts to (i) preserve their respective business organizations intact; (ii) keep available their present officers and employees; and (iii) preserve their present business relationships with suppliers, clients, charterers, customers and others.

(c) Maintenance of Insurance. The Company and the Subsidiaries shall maintain, and timely pay all premiums when due, in respect of all of the Insurance in effect as of the date hereof with respect to the business and properties of the Company and the Subsidiaries.

(d) Maintenance of Property. The Company and the Subsidiaries shall use, operate, maintain and repair all of the Owned Vessels and other respective material personal property in operating condition and repair (ordinary wear and tear excepted) sufficient for continued use consistent with past practices, maintain inventory, supplies and spare parts at customary operating levels consistent with past practices, replace in accordance with past practice any inoperable, worn out or obsolete material assets with assets of comparable quality and, in the event of a casualty, loss or damage to any of the material assets of the Company or the Subsidiaries prior to the Closing Date, either repair or replace such assets with substantially similar assets.

(e) Maintenance of Real Property. The Company or Subsidiary (as the case may be) shall maintain the Owned and Leased Real Property and all other assets in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing facilities, or erect new material improvements on the Owned and Leased Real Property or any portion thereof other than improvements pursuant to Permitted Capital Expenditures, without the prior written consent of Buyer.

(f) Taxes. The Company shall take all actions necessary to comply with all applicable Tax laws consistent with past practice, including filing all material Tax Returns on or before the date on which such Tax Returns are due (including permitted extensions), and paying all Taxes due and owing on or before the date on which such Taxes are due to the relevant taxing authority. Without the prior written consent of Buyer, the Company shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any material Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.

(g) The Company will promptly deliver to Buyer, copies of monthly unaudited balance sheets and income statements prepared by the Company in the ordinary course of business and as normally available to management. The Company will provide the Buyer with the Estimated EBITDA as of the end of the first calendar quarter of 2005, and monthly thereafter, calculated in accordance with Schedule 2.2 as of the end of such quarter and each such month.

5.3	Negative Covenants.

Except as otherwise expressly provided herein or as expressly consented to in writing by Buyer, after the date hereof and prior to the Closing Date none of the Company or any Subsidiary shall, and the Shareholders shall not permit the Company or any Subsidiary to:

(a) (1) adopt, enter into or materially amend any Benefit Plan, bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, change in control or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any officer, director, employee or consultant, (2) agree to any material increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any non-management employee (other than in the ordinary course of business and consistent with past practice) or agree to any increase in compensation payable to, or any increase in the contractual term of employment of, any director or member of management or consultant, except for amounts not material in the aggregate paid to consultants in the ordinary cause of business, or (3) pay any material benefit not required by any Benefit Plan or other plan or agreement;

(b) sell, lease, license or otherwise dispose of any material interest in any of the material assets of the Company or any Subsidiary, other than sales of inventory in the ordinary course of business consistent with past practice or as otherwise expressly permitted pursuant to this Agreement, or permit, allow or suffer any of the material assets of the Company or any Subsidiary to be subjected to any new Lien after the date hereof, other than Permitted Liens, Liens arising in the ordinary course consistent with past practice or Liens which exists as of the date of this Agreement (which new Liens, other than Permitted Liens, shall be released, satisfied or otherwise discharged as of the Closing Date);

(c) increase or incur any Indebtedness except in the ordinary course of business;

(d) make capital expenditures in excess of $100,000 in the aggregate for any single item or project, other than Permitted Capital Expenditures listed on Schedule 5.3(d) or fail to make any such Permitted Capital Expenditure other than a decision not to make such Permitted Capital Expenditure made on a reasonable basis in the ordinary course of business;

(e) do or omit to take any action, or permit any omission to act, that would cause a material breach or default under, or the termination, modification or amendment of, any contract or agreement listed on Schedule 3.16 or any government license, Permit or other authorization;

(f) amend their certificate of incorporation, articles of association, bylaws or other governing documents, or take any action with respect to any such amendment, or any recapitalization, reorganization, liquidation or dissolution of the Company or the Subsidiaries or waive, cancel or permit to expire any material right or claim;

(g) engage with any Person in any merger, consolidation or combination to which such Person is a party or issue, sell or otherwise dispose of any shares of capital stock of or any option, warrant or right to acquire any security of the Company or any Subsidiary or “phantom” right with respect to the Company or any Subsidiary, or modify or amend any right of any holder of outstanding shares of capital stock of or any option, warrant or right to acquire any security of the Company or any Subsidiary or “phantom” right with respect to the Company or any Subsidiary;

(h) enter into any new, or amend or terminate any existing, material contracts, agreements, licenses or commitments, including purchases of raw materials or supplies and sale of goods or services (real, personal, or mixed, tangible or intangible), except contracts, commitments, purchases or sales that are in the ordinary course of business and consistent with past practice;

(i) amend, modify, extend, renew or terminate any Lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property requiring rental and other payments in excess of $100,000 annually;

(j) take or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(k) except as set forth on Schedule 5.3(k), enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or Affiliates;

(l) declare, set aside or pay any dividends or other distribution in respect of the capital stock or other equity interests of the Company or any Subsidiary not wholly owned by the Company, or directly or indirectly redeem, purchase or otherwise acquire any capital stock of or any option, warrant or right to acquire any security of the Company or any Subsidiary or “phantom” right with respect to the Company or any Subsidiary not wholly owned by the Company;

(m) modify or alter the risk profile of its trading operations or enter into any transaction in violation of its Risk Control Guidelines;

(n) grant any irrevocable power of attorney;

(o) make any change in the lines of business in which the Company or any Subsidiary participates or is engaged;

(p) write off or write down any of their assets or properties outside of the ordinary course and consistent with past practice; or

(q) authorize or enter into an agreement to take any of the foregoing actions prohibited by this Section 5.3.

5.4	Third Party Approvals; Governmental Approvals.

Each of the Shareholders will use commercially reasonable efforts prior to Closing to obtain, or to cause the Company and the Subsidiaries to obtain, all Third Party Approvals and Governmental Approvals that are required of Shareholders and the Company in form and substance reasonably satisfactory to Buyer.

5.5	Satisfaction of Conditions Precedent.

(a) By All Parties. Each of the Shareholders, the Company and Buyer shall use commercially reasonable efforts to cause the fulfillment, at the earliest practicable date, of all of the conditions to each other party’s obligations to consummate the transactions contemplated by this Agreement.

(b) By the Shareholders’ Agent. The Shareholders’ Agent shall (i) use commercially reasonable efforts to cause all conditions precedent to the Shareholders’ obligations hereunder to be satisfied to the extent satisfaction of such conditions is within their control, and (ii) not take any action or omit to take any action within the Shareholders’ Agent’s reasonable control to the extent that such action or omission might result in the breach of any term or condition of this Agreement or in any representation or warranty by the Shareholders in this Agreement being incorrect as of the Closing Date.

5.6	Employee Benefits.

Buyer shall provide, or cause the Company and the Subsidiaries to provide, for at least twelve months after the Closing Date, to all employees of the Company and the Subsidiaries in connection with their service as employees of Buyer, the Company or a Subsidiary after the Closing, employee benefits that are on the whole not substantially less beneficial than those provided in the plans described on Schedule

3.8 hereto (specifically excluding matters of compensation or bonuses for senior management) to the employees immediately prior to the Closing Date. Buyer shall grant and shall continue to credit, or cause the Company and the Subsidiaries to credit, and continue to credit, to all employees under (i) all of its employee benefit plans that are continued (in accordance with the immediately preceding sentence) in which employees are eligible to participate, or (ii) under successor plans (in accordance with the immediately preceding sentence) in which employees will be eligible to participate after the Closing, all service with the Company and the Subsidiaries credited to them and to be credited to them in respect of employee benefits for all purposes under such plans, except for the purpose of benefits accruals if the applicable plan is not a Benefit Plan or a Foreign Plan listed on Schedule 3.8 hereto and for the purpose of pre-existing condition exclusions under any “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) if such pre-existing condition exclusion(s) existed under the applicable comparable Benefit Plans or Foreign Plans prior to the consummation of the transactions contemplated by this Agreement.

5.7	Books, Records and Information.

(a) Inspection of Documents. The Buyer agrees that all documents delivered to the Buyer by or for the Shareholders pursuant to this Agreement and all documents of Company and its Subsidiaries shall, after the Closing, and upon prior written notice, be open for inspection by the Shareholders Representatives at any time during regular business hours for reasonable and necessary purposes related to the preparation of tax returns or financial reports until such time as documents are destroyed or possession thereof is given to the other party as provided for in Section 5.7(b) hereof and that the Shareholders Representatives may during such period, at the Shareholder’s expense, make such copies thereof as they reasonably request. All such information shall be maintained by the Shareholders in confidence.

(b) Destruction of Documents. Without limiting the generality of Section 5.7(a) hereof, for the period beginning on the Closing Date and ending on the sixth anniversary of the Closing Date, neither the Buyer nor the Shareholders shall destroy or give up possession of any item referred to in Section 5.7(a) hereof without first offering in writing to the other (or, in the case of the Company or a Subsidiary, to the Shareholders’ Agent), the opportunity for a period of not less than 15 Business Days after the date such written offer is delivered, at the other’s (or the Shareholders) expense (but without any other payment), to obtain any such items. Thereafter, each party shall be free to dispose of any such items as such party deems fit.

(c) Access to Employees. For a period of three years following the Closing, the Buyer shall use reasonable efforts to afford the Shareholders Representatives access, upon reasonable advance notice and during normal business hours, to employees of the Company as the Shareholders Representatives may reasonably request for appropriate purposes relating to the ownership and operation of the Company prior to the Closing Date and obligations under this Agreement, including, without limitation, the defense of legal proceedings and the preparation of Tax Returns; provided that such access does not unreasonably interfere with the operation of the business, and provided further that Shareholders Representatives shall schedule and coordinate such access with the Buyer’s Chief Financial Officer or such other officer of Buyer as it may designate in writing pursuant to Section 11.7. Such access may include interviews or attendance at depositions or legal proceedings. All out-of-pocket expenses reasonably incurred by the Buyer in connection with this Section 5.7(c) shall be paid or promptly reimbursed by the Shareholders; such reimbursement shall include the cost on a pro rata basis of the salary or wages and benefits of the employee involved to the extent the time involved for any particular employee is in excess of two Business Days per calendar year.

5.8	Indemnification and Insurance.

(a) Buyer agrees that all rights to exculpation and indemnification for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former directors or officers of the Company and the Subsidiaries (the “Directors and Officers”) as provided in its certificate of incorporation, articles of association, bylaws, or other governing documents, in each case as in effect at the date hereof, shall survive the Closing and shall continue after the Closing in full force and effect in accordance with their terms without material amendment thereof. For three years after the Closing Date, Buyer shall exculpate and indemnify the Directors and Officers to the same extent as such Indemnified Parties are entitled to exculpation and indemnification pursuant to the immediately preceding sentence.

(b) At or prior to the Closing, the Company may purchase a so called “tail insurance” policy for a term of three (3) years covering the present directors and officer’s liability insurance policy for “prior acts” through the Closing Date and fifty (50%) percent of the cost of such “tail insurance” (up to a maximum of $150,000 of premium) may be excluded for purposes of the EBITDA Adjustment of Section 2.2.

5.9	Re-Flagging Approval.

Buyer shall be responsible for timely obtaining all Re-Flagging Approvals, if required. The Shareholders shall cause the Company and its Subsidiaries to fully cooperate with any reasonable requests made by Buyer in connection with the Re-Flagging Approvals.

5.10	Preparation of Proxy Statement; Stockholders Meeting.

(a) The Shareholders will cause the Company to deliver to Buyer the GAAP Financial Statements and the Navios Information as promptly as reasonably practicable after the execution of this Agreement. Thereafter, Buyer shall promptly prepare and file with the SEC a proxy statement in preliminary form or such other form, statement or report as may be required under the federal securities laws (such proxy statement or such other form, and any amendments or supplements thereto including a “fairness opinion” with respect to the transaction contemplated by this Agreement, the “Proxy Statement”) relating to a shareholders meeting (the “Shareholders Meeting”) to be held by Buyer to obtain Shareholder Approval. Buyer shall duly call, give notice of, convene and hold the Shareholders Meeting as promptly as reasonably practicable in accordance with applicable law for the purpose of seeking Shareholder Approval.

(b) To the Knowledge of the Company and the Shareholders, as of the date of the mailing of the Proxy Statement, none of Navios Information or GAAP Financial Statements supplied for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading. If at any time prior to Closing, a change in the Navios Information which would make the preceding sentence incorrect should be discovered by the Shareholders or the Company, the Company or such Shareholders will promptly notify Buyer of such change and promptly amend any Schedule. The Company and the Shareholders shall reasonably cooperate with Buyer in its filing with the SEC of the Proxy Statement.

(c) The Company will use its best efforts to obtain the auditors’ consents to the inclusion of the GAAP Financial Statements in the Proxy Statement. The Shareholders shall use their best efforts to cause the Company to deliver to Buyer the GAAP Financial Statements, Navios Information and the executed consent of the auditors referred to in Section 5.10(c) on or prior to March 31, 2005 (the “Target GAAP Date”).

(d) Buyer, through its Board of Directors, shall recommend to its stockholders that they give the Shareholder Approval and, subject to applicable law and its fiduciary duties, shall not withdraw or modify its recommendation.

(e) In the sole discretion of Buyer (and if Buyer has satisfied applicable legal requirements), Buyer may, in lieu of holding a stockholders meeting and filing and mailing a Proxy Statement, comply with Regulation 14C of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

(f) In the event that this Agreement is assigned by Buyer to an Affiliate in accordance with the second to last sentence of Section 11.3 which does not require Shareholder Approval, this Section 5.10 shall not apply.

5.11	Exclusivity; Confidentiality

(a) The provisions of Section 2 entitled “Exclusivity” contained in the letter agreement dated February 10, 2005 by and among Buyer, the Company, Shareholders’ Agent(s) and the Shareholders shall continue in full force and effect as provided in subparagraph (c) of such Section 2.

(b) The provisions of the Navios Confidentiality Agreement and the ISE Confidentiality Agreement shall continue in full force and effect until the Closing.

5.12	Notice of Change

(a) Buyer shall promptly provide the Shareholders’ Agent with written notice and a copy of any material amendments to the Financing Commitment Letter.

(b) Each of Buyer and the Company will provide the other with prompt written notice of any event or condition which would cause any of such parties’ representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement.

5.13	Buyer Shareholder.

Angeliki Frangou shall hold and control at least twenty (20%) percent of the shares of the Buyer up to and through Closing in accordance with the Financing Commitment Letter.

5.14 Compliance with Financing Commitment Letter.

Buyer will use commercially reasonable efforts to comply in good faith with all of the terms and conditions of the Financing Commitment Letter.

5.15	Certain Claims.

As additional consideration for the sale of the Shares pursuant to this Agreement, each of the Shareholders hereby releases and forever discharges, effective as of the Closing Date, the Company and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Shareholder’s (i) status as a shareholder of the Company; and (ii) employment, service, consulting or other similar agreement entered into with the Company or any Subsidiary prior to Closing, provided, however, the foregoing shall not release (x) any obligations of the Company or Buyer set forth in this Agreement; or (y) any obligations of the Company under any Benefit Plan or pursuant to COBRA.

5.16	Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The parties will cooperate in good faith to review the information necessary to determine the applicability of §16 C.F.R 802.51 of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and determine whether an HSR Filing is required in connection with the transactions contemplated by this Agreement. If such HSR Filing is required, the parties agree to split the cost of such filing as provided in Section 11.9. If the parties agree that an HSR Filing is required, such HSR Filing shall be included as a required Governmental Approval pursuant to Sections 6.5 and 7.5. If only one party believes that a HSR Filing need be made and the other party does not, the party who does not believe the HSR Filing need be made will provide a legal opinion to such first party. If such first party still wishes to make the HSR Filing, it will pay the entire HSR Filing fee and the other party will make any required HSR Filing.

5.17	Certain Opinion

An opinion of Anderson, Kill & Olick, P.C. containing certain provisions previously agreed to by the parties and confirmation of the Shareholders Agent’s authority to execute a related agreement shall have delivered to Buyer on or prior to March 31, 2005; provided, however, that if Buyer has not delivered to Shareholders written notice within five (5) Business Days of such March 31, 2005 date of Buyer’s termination of this Agreement as a result of nonfulfillment of the covenant set forth in this Section 5.17, then such covenant set forth in this Section 5.17 shall be deemed waived. Such opinion shall be held in escrow subject to consummation of the Closing.

5.18	Buyer’s Certificate

A certificate of Buyer in the form previously agreed to by the parties shall have been delivered to Shareholders on or prior to March 31, 2005; provided, however, that if Shareholders have not delivered written notice within five (5) Business Days of such March 31, 2005 date of the Shareholders’ termination of this Agreement as a result of nonfulfillment of the covenant set forth in this Section 5.18, then such covenant set forth in this Section 5.18 shall be deemed waived. Such certificate shall be held in escrow subject to consummation of the Closing.

6.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the reasonable satisfaction as of the Closing of each of the following conditions unless waived by Buyer in its discretion:

6.1	Representations and Warranties True on the Closing Date.

Each of the representations and warranties made by the Shareholders in this Agreement shall be true and correct in all material respects (except for those which are already qualified by materiality, which shall be true and correct in accordance with their respective terms) when made and at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes consented to in writing by Buyer.

6.2	Compliance With Agreement.

The Company and the Shareholders shall have in all material respects (except for those which are already qualified by materiality, which shall be true and correct in accordance with their respective terms) performed and complied with all of their covenants, agreements and obligations under this Agreement that are to be performed or complied with by them prior to or on the Closing Date.

6.3	No Litigation.

No suit, action or other proceeding, or other Order (including a temporary restraining order) or final judgment, order or decree relating thereto, of any state or federal court or other governmental agency or third party in which it is sought to obtain damages or other relief (including rescission), or which prevents or restrains the consummation of the transactions which are the subject of this Agreement or prohibits Buyer’s ownership of the Shares, or that has had, or would reasonably be expected to have, a Material Adverse Effect, shall be pending or threatened; no investigation that would result in any such suit, action or proceeding shall be pending or threatened, and no such judgment, order or decree has been entered and not subsequently dismissed with prejudice.

6.4	Third Party Approvals.

All Third Party Approvals that are required of the Shareholders or the Company shall have been received, in form and substance and on terms reasonably satisfactory to Buyer and originals or copies of executed counterparts thereof shall have been made available for inspection by Buyer prior to the Closing.

6.5	Governmental Approvals.

All Governmental Approvals that are required of the Shareholders and the Company shall have been duly made and obtained in form and substance and on terms reasonably satisfactory to Buyer.

6.6	Material Adverse Effect.

From the date hereof to the Closing Date, there shall have been no change, event or development that has had, or would reasonably be expected to have, a Material Adverse Effect.

6.7	Certain Satisfactions of Indebtedness.

Shareholders shall cause the Company to deliver to Buyer copies of payoff letters with respect to all Payoff Indebtedness which is outstanding as of the Closing (collectively, “Payoff Letters”) and the Company shall pay the Payoff

Indebtedness immediately prior to Closing, and all Liens securing such Payoff Indebtedness shall be released, on terms reasonably satisfactory to Buyer, upon payment of such Payoff Indebtedness. Upon satisfaction of the Payoff Indebtedness in Section 2.3, the Shareholders shall cause the Company to deliver to Buyer the releases and discharges of all Liens described in Schedule 2.3(a) and 2.3(b) for such Payoff Indebtedness.

6.8	GAAP Financial Statements and Navios Information.

The GAAP Financial Statements, Navios Information and the executed consent of the auditors referred to in Section 5.10(c) shall have been delivered to the Buyer on or prior to April 15, 2005 (the “GAAP Delivery Date”); provided, however, that if Buyer has not delivered written notice within five (5) Business Days of such GAAP Delivery Date of Buyer’s termination of this Agreement as a result of nonfulfillment of the condition set forth in this Section 6.8, then such condition set forth in this Section 6.8 shall be deemed waived.

6.9	Shareholders’ Agreement.

The Shareholders’ Agreement shall be terminated at the Closing.

6.10	Shareholder Approval.

The Shareholder Approval shall have been obtained at the Shareholders Meeting (or, in accordance with Section 5.10(c) hereof).

6.11	Non-Competition and Non-Solicitation Agreements.

Each of the entities and individuals specified on Schedule 6.11 attached hereto shall have delivered to Buyer a form of Non-Competition and Non-Solicitation Agreement substantially on the terms set forth in Schedule 6.11 as applicable (“Non-Competition and Non-Solicitation Agreements) on or prior to March 31, 2005; provided, however, that if Buyer has not delivered written notice within five (5) Business Days of such March 31, 2005 date of Buyer’s termination of this Agreement as a result of nonfulfillment of the condition set forth in this Section 6.11, then such condition set forth in this Section 6.11 shall be deemed waived.

6.12	Employment Agreements.

Each of the persons specified on Schedule 6.12 shall have duly executed and delivered to Buyer Employment Agreements substantially on the terms set forth in Schedule 6.12 as applicable (“Employment Agreements”) on or prior to March 31, 2005; provided, however, that if Buyer has not delivered written notice within five (5) Business Days of such March 31, 2005 date of Buyer’s termination of this Agreement as a result of nonfulfillment of the condition set forth in this Section 6.12, then such condition set forth in this Section 6.12 shall be deemed waived.

6.13	Brokerage Fees

The Shareholders shall pay Lazard Freres & Co. LLC such sums as are required pursuant to the separate agreement between Lazard and the Company on behalf of the Shareholders.

6.14	Closing Deliveries.

Buyer shall have received from the Shareholders and the Company all of the instruments, documents and considerations described in Section 9.1, in form and substance reasonably satisfactory to Buyer.

6.15	EBITDA Escrow Agreement

The EBITDA Escrow Agreement shall have been fully executed and delivered by the Shareholders or the Shareholders’ Agent and the Escrow Agent.

7.	CONDITIONS PRECEDENT TO THE SHAREHOLDERS’ OBLIGATIONS

Each and every obligation of the Shareholders to be performed on the Closing Date shall be subject to the reasonable satisfaction prior to or at the Closing of the following conditions:

7.1	Representations and Warranties True on the Closing Date.

Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects (except for those which are already qualified by materiality, which shall be true and correct in accordance with their respective terms) when made and at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes consented to in writing by Shareholders.

7.2	Compliance With Agreement.

Buyer shall have in all material respects (except for those which are already qualified by materiality, which shall be true and correct in accordance with their respective terms) performed and complied with all of Buyer’s covenants, agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date.

7.3	No Litigation.

No suit, action or other proceeding, or preliminary or permanent injunction or Order (including a temporary restraining order) or final judgment, order or decree relating thereto, of any state or federal court or other governmental agency in which it is sought to obtain damages or other relief (including rescission), or which prevents or restrains the consummation of the transactions which are the subject of this Agreement or prohibits the Buyer’s ownership of the Shares, or that has had, or would reasonably be expected to have, a Material Adverse Effect, shall be pending or threatened; no investigation that would result in any such suit, action or proceeding shall be pending or threatened, and no such judgment, order or decree has been entered and not subsequently dismissed with prejudice.

7.4	Third Party Approvals.

All Third Party Approvals that are required of Buyer shall have been received, in form and substance and on terms reasonably satisfactory to Shareholders and originals or copies of executed counterparts thereof shall have been made available for inspection by Shareholders prior to the Closing.

7.5	Governmental Approvals.

All Governmental Approvals that are required of Buyer shall have been duly made and obtained in form and substance and on terms reasonably satisfactory to Shareholders.

7.6	Financing.

The Financing Commitment Letter shall remain in full force and effect without any material change; provided that Buyer may replace this Financing Commitment Letter with proof, reasonably satisfactory to the Shareholders, of Buyer’s financial ability to consummate the transaction contemplated by this Agreement, or an equivalent financing commitment on no less favorable terms and with a lender with financial capability to fund such replacement financing commitment, upon written notice to Shareholders; and further providing that either such Financing Commitment Letter or replacement financing commitment shall remain in full force and effect at all times through the Closing Date.

7.7	Closing Deliveries.

The Shareholders shall have received from Buyer and the Company all of the instruments, documents and considerations described in Section 9.2, in form and substance reasonably satisfactory in all material respects to Shareholders.

7.8	EBITDA Escrow Agreement

The EBITDA Escrow Agreement shall have been fully executed and delivered by the Buyer and the Escrow Agent.

8.	INDEMNIFICATION

8.1	By Shareholders.

The Shareholders’ indemnification obligations pursuant to this Article 8 shall be (i) several and not joint with respect to a breach of any representation or warranty in Sections 3.1 or 3.21(b) and (ii) joint and several in respect to a breach of the representations and warranties in Sections 3.2 through 3.21(a), 3.22 and 3.23 and any covenants.

Subject to the terms and conditions of this Article 8 (including without limitation the limitations set forth in Section 8.6), the Shareholders hereby agree to indemnify, defend and hold harmless Buyer and its representatives, successors and permitted assigns (collectively, the “Buyer Indemnitees”) from and against all Losses asserted against, resulting to, imposed upon, or incurred by Buyer Indemnitee by reason of, arising out of or resulting from:

(a) the inaccuracy or breach of any representation or warranty of Shareholders contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Shareholders to Buyer pursuant to this Agreement with respect hereto or thereto in connection with the Closing; or

(b) the non-fulfillment or breach of any covenant or agreement of the Shareholders or the Company contained in this Agreement.

As used in this Article 8, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by Third Parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which any Indemnified Party may be entitled to indemnification by an Indemnifying Party pursuant to Article 8, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

8.2	By Buyer.

Subject to the terms and conditions of this Article 8 (including without limitation the limitations set forth in Section 8.6), Buyer hereby agrees to indemnify, defend and hold harmless the Shareholders and their respective heirs, beneficiaries and permitted assigns (collectively, the “Shareholder Indemnitees”) from and against all Losses asserted against, resulting to, imposed upon or incurred by any of them, directly or indirectly, by reason of or resulting from:

(a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, any Schedule hereto or any certificate delivered by Buyer to the Shareholders pursuant to this Agreement in connection with the Closing; or

(b) the non-fulfillment or breach of any covenant of Buyer contained in this Agreement.

8.3	Indemnification of Third-Party Claims.

The obligations and liabilities of any party to indemnify any other party under this Article 8 with respect to actions, lawsuits, investigations or other claims brought by Third-Parties shall be subject to the following terms and conditions:

(a) Notice of Claim. The party or parties entitled to be indemnified under this Article 8 (whether one or more, the “Indemnified Party”) will give the party from whom indemnification is sought (the “Indemnifying Party”) prompt written notice after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a Third Party) or discovering the liability, obligation or facts giving rise to such claim for indemnification (a “Notice of Claim”) which Notice of Claim shall set forth (i) a brief description of the nature of the Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any Insurance and the estimated amount of such Loss which may be covered under such Insurance, and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnified Party’s claim for indemnification at such Indemnifying Party’s expense.

(b) Defense. The Indemnifying Party shall have the right, at its option (subject to the limitations set forth in subsection 8.3(c) below) and at its own expense, by written notice to the Indemnified Party, to assume the entire control of, subject to the right of the Indemnified Party to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense. If the Indemnifying Party is permitted and elects to assume the defense of a Third Party Claim:

(i) the Indemnifying Party shall diligently and in good faith defend such claim and shall keep the Indemnified Party reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, the Indemnified Party shall have the right to approve the settlement; and

(ii) the Indemnified Party shall cooperate fully in all respects with the Indemnifying Party in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Indemnified Party shall make available to the Indemnifying Party all pertinent information and documents under the control of the Indemnified Party.

(c) Limitations of Right to Assume Defense. The Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Claim seeks an injunction or equitable relief against the Indemnified Party; (iii) there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, (iv) the Claim involves environmental matters in which case the Indemnified Party shall have sole control and management authority over the resolution of such Claim (including hiring legal counsel and environmental consultants, conducting environmental investigations and cleanups, negotiating with governmental agencies and third parties and defending or settling claims and actions); or (v) if the amount of the damages sought by the claimant in any Claim exceeds the remaining indemnification obligations of the Indemnifying Party by more than $100,000 and such claim is subject to limitations set forth in Sections 8.6(d) and (e).

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data, shall not constitute a defense (in whole or in part) to any claim by the Indemnified Party against the Indemnifying Party and shall not affect the Indemnifying Party’s duty or obligations under this Article 8, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Indemnifying Party to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Indemnifying Party is obligated to be greater than such damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder. So long as the Indemnifying Party is defending any such action actively and in good faith, the Indemnified Party shall not settle such action. The Indemnified Party shall make available to the Indemnifying Party or its representatives all relevant records and other relevant materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend. If the Indemnifying Party, promptly after receiving notice of any claim, demand or action brought by a third-party, fails to defend such action actively and in good faith, the Indemnified Party, at the reasonable cost and expense of the Indemnifying Party, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such action as it may determine in its reasonable discretion, provided that the Indemnifying Party shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

(f) Indemnified Party’s Rights. Anything in this Section 8.3 to the contrary notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a full and unconditional release from all liability and obligation in respect of such action without any payment by the Indemnified Party.

8.4	[Intentionally Omitted.]

8.5	Insurance Effect.

To the extent that any Losses that are subject to indemnification pursuant to this Article 8 are covered by Insurance paid for by the Company prior to the Closing, Buyer shall use commercially reasonable efforts to obtain the maximum recovery under such Insurance; provided that Buyer shall nevertheless be entitled to bring a claim for indemnification against Shareholders under this Article 8 in respect of such Losses and the time limitations set forth in Section 8.6 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such Insurance claim. The existence of a Claim by an Indemnified Party for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather, the Indemnifying Party shall make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnified Party to the Indemnifying Party of the entire claim of the Indemnified Party for ninety (90%) percent of the proceeds from Insurance or against such third party. The amount of any Indemnifiable Loss shall be reduced (retroactively or prospectively) by an amount equal to ninety (90%) of any proceeds from Insurance or other amounts actually recovered from third parties by or on behalf of the Indemnified Party in respect of the related Loss. If the Indemnified Party, pursuant to this Article 8 for any Losses, (i) obtains any Insurance recovery from third-party Insurance provided for such Losses or (ii) obtains any recovery from any other third party for such Losses, then such Indemnified Party shall promptly pay over to the Indemnifying Party 90% of the amount of the net cash proceeds received by such Indemnified Party for such Losses, up to the amount of the indemnity payments made by the Indemnifying Party for such Losses. If an Indemnified Party has received the payment required by this Agreement from an Indemnifying Party in respect of any Loss and later receives proceeds from Insurance or other amounts in respect of such Loss, then such Indemnified Party shall hold such proceeds or other amounts in trust for the benefit of the Indemnifying Party (or Indemnifying Parties) and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to ninety (90%) of the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such Loss (or, if there is more than one Indemnifying Party, the Indemnified Party shall pay each Indemnifying Party, its proportionate share (based on payments received from the Indemnifying Parties) of such Insurance proceeds). Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

8.6	Limitations on Indemnification.

(a) Survival: Time Limitation. Except as set forth in subsection 8.6(a)(i), the representations, warranties, covenants and agreements in this Agreement or in any writing delivered by Buyer, on the one hand, or the Shareholders, on the other hand, to the other party in connection with this Agreement (including the certificate required to be delivered by the Shareholders pursuant to Section 9.1(b) and the certificate required to be delivered by Buyer pursuant to Section 9.2(b)) shall survive the Closing until the date which is twelve (12) months and ninety-one (91) days following the Closing Date (the “Survival Period”). Notwithstanding the foregoing or any other provision of this Agreement:

(i) The representations and warranties in Sections 3.1(a), (b) and (c) (Shareholder Authority, Ownership), Section 3.3 (Capital Stock) and Section 3.21 (Brokerage), shall survive for the applicable statute of limitations and terminate upon the expiration of such statute of limitations period;

(ii) Any claim made by a party hereunder by filing a suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction for breach of a representation or warranty prior to the termination of the survival period provided hereunder for such claim shall be preserved despite the subsequent termination of such survival period; and

(iii) The indemnification and other obligations of Shareholders and Buyer under this Article 8 shall survive for the same Survival Period set forth in Section 8.6(a) and shall terminate with the expiration of such Survival Period, except that any Claims set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article 8 shall be brought after the end of the applicable Survival Period set forth in Section 8.6(a)

(b) Deductible. No amount shall be payable by the Indemnifying Party under Article 8 unless and until the aggregate amount of all indemnifiable Losses otherwise payable by such Indemnifying Party exceeds one (1%) percent of the sum of the Purchase Price (the “Deductible”), in which event such Indemnifying Party shall only be obligated to pay the amount payable by such Indemnifying Party in excess of the amount of the Deductible, and, subject to the limitations set forth in Sections 8.6(c) and 8.6(d), all future amounts that become payable by such Indemnifying Party under Sections 8.1(a), 8.1(b), 8.2(a) or 8.2(b) from time to time thereafter.

(c) Threshold. No amount shall be payable by the Indemnifying Party under Sections 8.1(a), 8.1(b), 8.2(a) or 8.2(b) for any individual item or series of related items where the Losses relating to such item or items is less than Twenty-Five Thousand Dollars ($25,000) (the “Threshold”), and such amounts shall not be applied against the Deductible.

(d) Aggregate Amount Limitation. The Shareholders’, on the one hand, and Buyer’s, on the other hand, aggregate liability for Losses pursuant to Sections 8.1(a), 8.1(b), 8.2(a) or 8.2(b) shall not exceed sixty (60%) percent of the Purchase Price (the “Cap”), provided that and subject to Section 8.6(f), the Cap, Deductible and Threshold shall not apply to Losses arising out of breaches of the representations and warranties of the Shareholders in Sections 3.1, 3.3 and 3.21 provided further that in no event shall such amount exceed such Shareholder’s share of the Purchase Price.

(e) Individual Shareholder Amount Limitation. Subject to the prior limitations, deductibles and thresholds provided in this Article 8, the maximum aggregate amount of Losses for which indemnity may be recovered from any individual Shareholder pursuant to this Article 8 shall be an amount equal to the (i) ownership percentage of such Shareholder as set forth in Schedule 3.1(c) multiplied by (ii) the amount of such Losses.

(f) Additional Limitation. Notwithstanding anything to the contrary in this Section 8.6, in no event shall any Shareholder’s aggregate liability for Losses exceed such Shareholder’s share of the Purchase Price.

8.7	Exclusive Remedy.

Each party hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article 8. Notwithstanding any of the foregoing, nothing contained in this Article 8 shall in any way impair, modify or otherwise limit a party’s right to bring any claim, demand or suit based upon fraud or intentional or willful misrepresentation or omission.

8.8	Adjustment to Purchase Price

Amounts paid for indemnification under Article 8 shall be deemed to be an adjustment to the Purchase Price, except as otherwise required by Law.

9.	CLOSING

Subject to the provisions of this Agreement, the closing of this transaction (the “Closing”) shall take place at the offices of Anderson Kill & Olick, P.C., 1251 Avenue of the Americas, New York, New York 10020, at 10:00 a.m. local time on May 20, 2005, in New York, New York or at such other time and place as the parties hereto shall agree upon or if the conditions to Closing set forth in Articles 6 and 7 have not been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions by the party entitled to the benefit thereof) as of such date, on the third Business Day following satisfaction or waiver of such conditions. Such date is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed effective as of 11:59 p.m. on the Closing Date.

9.1	Documents to be Delivered by Company and Shareholders.

At the Closing, Shareholders shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a) Stock Certificates. Stock certificates or certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached.

(b) Compliance Certificate. A certificate, signed by the Shareholders and dated the Closing Date, stating that the conditions specified in Sections 6.1, 6.2, 6.3, 6.6 and 6.9 have been fully satisfied as of the Closing.

(c) Certificate of Incorporation; Bylaws. A copy of the certificate of incorporation and a good standing certificate certified by the relevant Marshall Islands Governmental Authority, articles of association, bylaws or other governing documents of Company and its Subsidiaries certified by Company’s secretary.

(d) Certified Resolutions. A certificate signed by an authorized officer of the Company and dated the Closing Date certifying the resolutions of the Shareholders and board of directors of the Company authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

(e) Incumbency Certificates. Incumbency certificates relating to each person executing any document delivered to Buyer by Shareholders at or prior to the Closing pursuant to the terms hereof.

(f) Resignations. The resignations of those officers and directors of the Company and its Subsidiaries specified in writing by Buyer to Shareholders’ Agent in at least two (2) business days prior to Closing, effective as of the Closing Date and in form reasonably satisfactory to Buyer’s counsel. In addition, Shareholders shall cause the Company and its Subsidiaries to change the signatories on any bank accounts maintained by the Company and its Subsidiaries effective at Closing.

(g) Closing Certificate. A closing certificate in the form previously agreed to by the parties with respect to certain claims.

(h) Closing Opinion. A closing opinion in the form previously agreed to by the parties with respect to certain matters.

(i) Corporate Records. All minute books, stock ledgers, seals and other corporate records of the Company and the Subsidiaries.

(j) Other Documents. All other documents required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement, including Payoff Letters, Third-Party Approvals and Governmental Approvals, and such other certificates of authority and documents as Buyer may reasonably request.

9.2	Documents to be Delivered by Buyer.

At the Closing, Buyer shall deliver to Shareholders the following documents, in each case duly executed or otherwise in proper form as applicable:

(a) Purchase Price. Evidence of the wire transfers required by Section 2.1 hereof.

(b) Compliance Certificate. A certificate, signed by an authorized officer of Buyer and dated the Closing Date, stating that the conditions specified in Sections 7.1, 7.2, 7.3 and 7.7 have been fully satisfied as of the Closing.

(c) Certified Resolutions. A certificate, signed by an authorized officer of Buyer and dated the Closing Date, certifying (i) the resolutions of the board of directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated hereby; and (ii) the Shareholder Approval.

(d) Incumbency Certificates. Incumbency certificates relating to each person executing any document delivered to Shareholders by Buyer at or prior to the Closing pursuant to the terms hereof.

(e) Release Certificate. The certificate referred to in Section 5.18 shall be released and delivered.

(f) Other Documents. All other documents required to be delivered to Shareholders at or prior to the Closing pursuant to this Agreement, including Third Party Approvals and Governmental Approvals and such other certificates of authority and documents as Shareholders may reasonably request.

9.3	Termination of Shareholders’ Agreement

By execution of this Agreement the Shareholders shall be deemed to waive any provision of the Shareholders’ Agreement which conflicts with any provision of this Agreement. The Shareholders’ Agreement shall be deemed terminated effective upon the Closing without further action by the Shareholders.

10.	TERMINATION

10.1	Termination Without Breach.

This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Buyer and the Shareholders.

(b) by either the Shareholders or the Buyer if the Closing shall not have occurred on or before May 20, 2005; provided, however, notwithstanding the foregoing, Buyer may, upon written notice to the Shareholders’ Agent and delivery of the Deposit Adjustment in accordance with Section 2.4, extend the Closing Date up to and including May 31, 2005; and provided further however, if the GAAP Financial Statements, Navios Information and auditors consent have not been delivered on or prior to March 31, 2005 (and such delay was not caused by the Buyer) then notwithstanding the foregoing, Buyer may, upon written notice to the Shareholders’ Agent on or before May 20, 2005, extend the Closing Date beyond May 31, 2005 by the same number of calendar days for each calendar day after March 31, 2005 that the GAAP Financial Statements Navios Information and auditor consent were not delivered, up to a maximum of fifteen (15) calendar days (but not beyond June 15, 2005).

10.2	Termination for Breach.

(a) Termination by Buyer. If (i) there has been a material violation or breach by the Shareholders of any of the representations, warranties, covenants or agreements contained in this Agreement that has not been waived in writing by Buyer, (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer that has not been waived, or (iii) the Shareholders shall have attempted to terminate this Agreement under this Article 10 or otherwise without grounds to do so, then Buyer may, by written notice to Shareholders’ Agent at any time prior to the Closing, terminate this Agreement.

(b) Termination by the Shareholders. If (i) there has been a material violation or breach by Buyer of any of the representations, warranties, covenants or agreements contained in this Agreement that has not been waived in writing by the Shareholders, (ii) there has been a failure of satisfaction of a condition to the obligations of the Shareholders that has not been waived, or (iii) Buyer shall have attempted to terminate this Agreement under this Article 10 or otherwise without grounds to do so, then Shareholders may, by written notice sent by the Shareholders’ Agent to Buyer at any time prior to the Closing, terminate this Agreement.

10.3	Effect of Termination.

Termination of this Agreement pursuant to Section 10.1 or Section 10.2 shall terminate all obligations of the parties hereto; provided, however, that such termination shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party that has violated or breached any of the representations, warranties, covenants or agreement of this Agreement prior to termination hereof. Upon any termination under Section 10.1(a), (b) or Section 10.2(a), Shareholders shall cause the Escrow Agent to promptly refund to Buyer the Deposit and the Deposit Adjustment, with accrued interest, if any. Upon any termination pursuant to Section 10.2(b) for nonfullfillment of the conditions of Section 7, with the exception of Sections 7.3, 7.4 and 7.5, the Buyer shall forfeit and cause the Escrow Agent to promptly release the Deposit to Shareholders and the Shareholders shall, in addition to any other damages, losses or expenses permitted under or provided for in this Agreement, retain the Deposit, with accrued interest, if any. Subject to the foregoing, the parties’ obligations under Sections 11.2, 11.4, 11.5, 11.7 and 11.9 of this Agreement shall survive termination.

11.	MISCELLANEOUS

11.1	Further Assurances.

Each party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other documents and instruments and will take all reasonable actions as may be necessary to transfer and convey the Shares to the Buyer, on the terms herein contained, to consummate the transactions contemplated hereby, and to effectuate the provisions and purposes hereof.

11.2	Disclosures and Announcements.

Announcements concerning the transactions provided for in this Agreement by Buyer or the Shareholders, Shareholders’ Agent or any of their respective Affiliates shall be subject to the prior approval of the Buyer and the Shareholders in all essential respects, except that approval shall not be required as to any statements and other information which any party may be required to make pursuant to any applicable rule or regulation of the SEC or as otherwise required by Law.

11.3	Assignment; Parties in Interest.

(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may upon notice to the Shareholders and upon written consent of the Requisite Holders (which consent shall not be unreasonably withheld or delayed) assign, in whole but not in part, (i) all of its rights and cause the assumption of all of the obligations under this Agreement which assignment shall include all rights to the Deposit under the Deposit Escrow; (ii) only to an Affiliate of Buyer able to consummate the transaction contemplated by this Agreement which (A) has executed and delivered a copy of this Agreement; (B) agreed in writing to the termination date of May 31, 2005; and (C) delivered to Shareholders an executed financing commitment letter containing terms not materially less favorable nor for less funding than that contained in the Financing Commitment Letter and with a lender with the financial capability to fund such financing commitment or deliver to Shareholders proof, reasonably satisfactory to Shareholders, of Buyer’s financial ability to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, solely for purposes of the reincorporation of Buyer to a foreign jurisdiction and in order to consider certain tax structures and implications in connection with such reincorporation, Buyer may effectuate an assignment to a wholly owned subsidiary of Buyer pursuant to and in accordance with the provisions of this Section solely upon written notice to the Shareholders. The parties agree to cooperate and work together in good faith if it is necessary to amend this Agreement in order to provide for Buyer’s reincorporation.

(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any Person other than the parties hereto any right or remedy under or by reason of this Agreement.

11.4	Law Governing Agreement

(a) This Agreement may not be modified or terminated orally and shall be deemed to have been made in the State of New York and shall be governed, interpreted and construed in accordance with and by the laws of the State of New York, without reference to conflicts of laws principles.

(b) Each party consents and agrees, that the United States District Court for the Southern District of New York or New York State Supreme Court in the County of New York shall have exclusive jurisdiction for the purpose of an action to enforce this Agreement or any dispute arising hereunder or involving the transactions contemplated hereby or in connection herewith or therewith, and that no action or proceeding will be brought in any jurisdiction other than the United States District Court for the Southern District of New York or New York State Supreme Court in the County of New York to hear and determine any claims or disputes pertaining to this Agreement and/or the Ancillary Agreements or any matter arising therefrom. Each party expressly submits and consents, in advance, to personal jurisdiction and venue in such Court solely for such matters, and expressly and irrevocably waives any claim or defense in such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. Each party expressly waives personal service of a summons and complaint, or other process or papers, commencing an action under this Section, provided that such party’s attorneys, or agents identified in Section 11.7 are served by hand delivery with such summons and complaint, or other process or papers, at the addresses provided in Section 11.7 of this Agreement, or such parties are provided with notice of such summons and complaint, or other process or papers in accordance with the notice provisions, and at the addresses provided in, Section 11.7 of this Agreement.

11.5	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO EXPRESSLY WAIVES ITS RIGHTS TO A TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY. EACH OF THE PARTIES ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN FUTURE DEALINGS. EACH OF THE PARTIES FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

11.6	Amendment and Modification.

Any purported amendment, modification or supplement to this Agreement shall be null and void unless it is in writing and signed by Buyer and the Requisite Holders, provided, however, that subject to the second to last sentence of Section 11.8, any amendment, modification or supplement which does not materially adversely affect the rights of the Shareholders hereunder may be agreed upon in writing by Buyer and the Shareholders’ Agent and provided further, that any amendment to this Section or Sections 8.6(d) or 8.6(e) or that would adversely affect a Shareholder disproportionately to all other Shareholders, shall require the consent of the affected Shareholder.

11.7	Notice.

All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; or (b) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service providing for a receipted delivery. The respective addresses to be used for all such notices, demands or requests are as follows:

(a)	If to Buyer, to: International Shipping Enterprises, Inc. 1225 Franklin Avenue Suite 325 Garden City, New York 11530 Facsimile: 212-265-5455 Attention: Angeliki Frangou	(with copies to) Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. 666 Third Avenue New York, NY 10017 Facsimile: 212-983-3115 Attention: Kenneth R. Koch, Esq.

(b)	If to Shareholders or Shareholders’ Agent, to:

	Robert G. Shaw c/o Navios Corporation, 20 Marshall Street South Norwalk, CT 06854 Bruce C. Hoag c/o Navios Corporation, 20 Marshall Street South Norwalk, CT 06854	(with copies to) Healy & Baillie, LLP 61 Broadway New York, NY 10006 Facsimile: 212-425-0131 Attention: Glen T. Oxton, Esq. (and to)
Anderson Kill & Olick, P.C. 1251 Avenue of the Americas New York, NY 10020 Facsimile: 212-278-1814 Attention: Costa N. Kensington, Esq.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by reputable overnight courier pursuant to this Section, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this Section, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 11.7.

11.8	Shareholders’ Agent

The Shareholders’ Agent designated by the Shareholders’ Agent Agreement attached as Exhibit E (the “Shareholders’ Agent Agreement”), shall be the designated agent of the Shareholders with authority to make all decisions and determinations and to take all actions (including giving consents and waivers to this Agreement) required or permitted hereunder on behalf of such Shareholders, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of such Shareholders, and any notice, document, certificate or information required to be given to any such Shareholder shall be deemed so given if given to Shareholders’ Agent. The appointment of the Shareholders’ Agent shall be deemed coupled with an interest and shall be irrevocable, and Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Shareholders’ Agent on behalf of such Shareholders in all matters in which it has been granted authority pursuant to this Section 11.8 and pursuant to the Shareholders’ Agent Agreement. All actions, decisions and instructions of the Shareholders’ Agent taken, made or given pursuant to the authority granted to the Shareholders’ Agent pursuant to this Section 11.8 and pursuant to the Shareholders’ Agent Agreement shall be final, conclusive and binding upon such Shareholders. The Shareholders’ Agent will provide Buyer with notice of any material amendments to the Shareholders’ Agent Agreement. Notwithstanding anything to the contrary set forth in this Agreement or the Shareholders’ Agent Agreement, any decision of the Shareholders with respect to (i) termination of this Agreement; or (ii) extension of the May 31, 2005 termination date shall be made by the Requisite Holders and not the Shareholders’ Agent.

11.9	Expenses.

Except as may otherwise be provided herein, each of the parties shall bear its own fees and expenses (including the fees and expenses of its own lawyers, accountants, appraisers and other advisers) in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Company may pay all such fees and expenses incurred by or on behalf of the Company, the Subsidiaries and the Shareholders before Closing, including the brokerage fees described in Section 6.13, provided, further, (i) that any expenses of the Shareholders paid by the Company at or before the Closing shall be a reduction to EBITDA as defined in Schedule 2.2.and (ii) any Executive Payments shall be an increase to EBITDA as defined in Schedule 2.2. The Shareholders on the one hand and Buyer on the other hand will split equally (i) the fees and expenses in connection with the preparation and delivery of the GAAP Financial Statements; (ii) the fees and expenses in connection with the Deposit Escrow Agreement and the EBITDA Adjustment Escrow Agreement and (iii) the HSR Filing fee, estimated at $280,000; to the extent a filing needs to be made pursuant to the Hart-Scott-Rodino Act.

11.10	Entire Agreement.

This Agreement (including the Exhibits, the Schedules, the closing certificates and the Ancillary Agreements) sets forth the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

11.11	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.12	Headings.

The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

11.13	Glossary of Terms.

For the purposes of this Agreement, the capitalized terms shall have the following respective meanings:

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. For purposes of this definition, “control”, when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” shall have the meaning specified in the preamble to this Agreement.

“Ancillary Agreements” shall have the meaning specified in Section 3.1(a).

“Benefit Plans” shall have the meaning specified in Section 3.8(a).

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York, United States of America.

“Buyer Indemnitees” shall have the meaning specified in Section 8.1.

“Buyer” shall have the meaning specified in the preamble to this Agreement.

“Cap” shall have the meaning specified in Section 8.6(d).

“Cash” means all cash, cash equivalents, certificates of deposit and bankers’ acceptances of the Company and its Subsidiaries.

“Chartered Vessel” shall have the meaning specified in Section 3.9.

“Claim” means any claim, action, suit, proceeding, hearing, investigation, litigation, charge, complaint or demand.

“Charter Party” means the contract or agreement for the leasing of a vessel either (1) for a specified period of time or (2) to carry a cargo for a fixed fee from a loading port to a discharging port.

“Closing Date” shall have the meaning specified in the preamble to Article 9.

“Closing” shall have the meaning specified in the preamble to Article 9.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning specified in the recitals to this Agreement.

“Company Common Stock” shall have the meaning specified in Section 3.3.

“Company Intellectual Property” shall have the meaning specified in Section 3.14.

“Deductible” shall have the meaning specified in Section 8.6(b).

“Deposit” shall have the meaning specified in Section 2.1(b).

“Deposit Adjustment” shall have the meaning specified in Section 2.4.

“Deposit Adjustment Date” shall mean (i) May 20, 2005, if the Shareholders caused the GAAP Financial Statements, Navios Information and the auditors consent to be delivered on or before March 31, 2005 as required by Section 6.8, or (ii) if the GAAP Financial Statements Navios Information and the auditors consent were not delivered on or before March 31, 2005, then such May 20, 2005 date shall be extended by the same number of calendar days for each calendar day after March 31, 2005 that the GAAP Financial Statements, Navios Information and the auditors consent were not delivered, up to a maximum of eleven (11) calendar days (but not beyond May 31, 2005) and (iii) provided, further, if such above information is not delivered on or before April 15, 2005, no Deposit Adjustment shall be required.

“Deposit Escrow” shall mean the escrow account held by the Escrow Agent pursuant to the Deposit Escrow Agreement.

“Deposit Escrow Agreement” shall have the meaning specified in Section 2.1(b).

“Directors and Officers” shall have the meaning specified in Section 5.8(a).

“EBITDA Escrow Agent” shall have the meaning specified in Section 2.2.

“EBITDA Escrow Agreement” shall have the meaning specified in Section 2.2.

“Environmental Laws” means any federal, state, or foreign law, statute, treaty, regulation, policy, guidance, order, injunction, judgment or decision of any Governmental Authority relating to the protection of natural resources, the environment and public and employee health and safety and shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.ss. 6901 et seq.), the Clean Water Act (33 U.S.C.ss. 1251 et seq.), the Oil Pollution Act of 1990 (33 U.S.C.ss. 2701 et seq.) and the International Convention for the Prevention of Pollution from Ships, and, in each case, the regulations promulgated pursuant thereto, and any applicable analogous state statutes, and the regulations promulgated pursuant thereto, as such laws have been amended or supplemented.

“ERISA” shall have the meaning specified in Section 3.8(a).

“Escrow Agent” shall have the meaning specified in the Deposit Escrow Agreement, attached hereto as Exhibit G.

“Executive Payments” shall mean the payments due under the agreement dated December 11, 2002 [Anthony Whitworth] listed in Schedule 3.7.

“FFA” means a (i) freight forward swap agreement between counterparties or entered into over an exchange, where the settlement price designated for a future period is derived from indices for average freight rates for the major bulk carrier trading routes; and (ii) marked-to-market adjustments which relate to existing interest rate swaps and open FFA’s as of the date of any applicable calculation.

“Financial Statements” shall have the meaning specified in Section 3.5(a).

“Financing” shall have the meaning specified in Section 4.7.

“Financing Commitment Letter” shall have the meaning specified in Section 4.7.

“Finder’s Fee Agreement” shall have the meaning specified in Section 3.21(a).

“Foreign Plan” means a Benefit Plan maintained primarily for the benefit of employees outside of the United States.

“Forward-Looking Data” shall have the meaning specified in Section 4.10.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“GAAP Delivery Date” shall have the meaning specified in Section 6.8.

“GAAP Financial Statements” means the audited GAAP financial statements of the Company, including consolidated balance sheets of the Company as of December 31, 2004 and 2003 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three year periods ended December 31, 2004, together with an independent auditor’s report with respect to such financial statements.

“Governmental Approvals” means all governmental filings, authorizations and approvals that are required for the transfer of the Shares to Buyer and the consummation of the transactions contemplated by this Agreement other than Re-Flagging Approval.

“Governmental Authority” means any United States or non-United States (including Greece and Uruguay) federal, national, supranational, international, state or provincial government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Materials” means (a) any compound or chemical that is defined, listed or otherwise classified as a toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical or hazardous waste, medical waste, biohazardous or infectious waste under or regulated by Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; and (c) polychlorinated biphenyls. Hazardous Materials does not include asbestos and asbestos-containing materials.

“HSR Filing” shall mean any filing required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IAS” shall mean the International Accounting Standards consistently applied during the applicable periods involved.

“IFRS” shall mean International Financial Reporting Standards consistently applied during the applicable periods involved.

“Indebtedness” means with respect to any Person to the extent required to be reflected as a liability on a balance sheet for such Person prepared in accordance with IAS, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any obligations under capitalized leases with respect to which a Person is liable as obligor, (v) any indebtedness secured by a Lien on a Person’s assets, (vi) any distributions payable or loans/advances payable to any Affiliates, shareholders or partners as of the Closing, which are not paid at Closing, (vii) any other liabilities recorded in accordance with IAS on the balance sheet of such Person which are not due within one year of the Closing, and (viii) any accrued interest, prepayment penalties and premiums on any of the foregoing.

“Indemnified Party” shall have the meaning specified in Section 8.3(a).

“Indemnifying Party” shall have the meaning specified in Section 8.3(a).

“Insurance” shall mean all insurance policies and protection and indemnity or mutual club entries covering the Company, the Subsidiaries, their owned and leased properties and their employees.

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (i) patents, patent applications and invention disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for registration for any of the foregoing; (v) trade secrets, confidential information, know-how, recipes, formulae and inventions; and (vi) computer software (including but not limited to source code, executable code, data, databases and documentation).

“Knowledge” as used herein with respect to (i) the Shareholders means actual knowledge or awareness of any individual Shareholder or the actual knowledge or awareness of the executive officers of a corporate Shareholder and (ii) the Company means actual knowledge or awareness of the Company’s Board of Directors or executive officers of the Company or any Subsidiary, as applicable. As used with respect to the Buyer, Knowledge means actual knowledge or awareness of any of Buyer’s directors or executive officers.

“Law” means any applicable United States or non-United States (including Greece and Uruguay) or international statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority, but excluding any Environmental Law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

“Liens” means all restrictions on transfer of the Shares (other than any restrictions on transfer under the United States Securities Act of 1933, as amended, and applicable United States state securities laws), mortgages, security interests, maritime liens, pledges, charges, claims, equities, reservations, options, warrants, rights, calls, commitments, adverse claims or other encumbrances of any kind.

“Losses” shall have the meaning specified in Section 8.1.

“Management Employees” means the persons listed in Schedule 6.11.

“Maritime Guideline” means any United States, international, or non-United States (including, without limitation, Greece and Uruguay) rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Vessel, and to which a Vessel is subject, imposed or published by any Governmental Authority, the International Maritime Organization, such Vessel’s classification society or the insurer(s) of such Vessel.

“Material Adverse Effect” or “Material Adverse Change” shall mean any change, development or effect, either individually or in the aggregate, that has been, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, operations, results of operations or condition (financial or otherwise) of (i) the Company and the Subsidiaries, considered as one enterprise, or (ii) the Buyer, as applicable, excluding, in any case, any change, effect or circumstance that results from or relates to: (i) changes in (A) United States or global economic conditions that do not disproportionately affect the Company or the Subsidiaries, (B) Laws or accounting standards, principles or interpretations of general application that do not disproportionately impact the Company or the Subsidiaries or (C) general economic conditions in the dry bulk shipping industry applicable to all dry bulk ship operations generally; (ii) the announcement by Buyer of its plans or intentions with respect to the conduct of the Company’s business; or (iii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof that do not disproportionately affect the Company and the Subsidiaries, considered as one enterprise.

“Material Contracts” shall have the meaning specified in Section 3.16.

“Navios Confidentiality Agreement” shall mean that confidentiality agreement between the Company and the Buyer dated February 9, 2005 and attached hereto as Exhibit F-1.

“Navios Information” means information about the Company and its Subsidiaries reasonably sufficient to permit Buyer to prepare and file with the SEC a proxy statement or such other statement or report as may be required by the federal securities laws in preliminary form relating to a shareholders meeting (the “Shareholders Meeting”) to be held by Buyer to obtain Shareholder Approval and any other required filings under the Securities and Exchange Act of 1934.

“Non-Competition and Non-Solicitation Agreements” shall have the meaning specified in Section 6.11.

“Notice of Claim” shall have the meaning specified in Section 8.3.

“Order” means any judgment, order, decree, writ, ruling, charge or injunction issued by any court or Governmental Authority or administrative body or agency or arbitral authority.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary.

“Owned Vessel” shall have the meaning specified in Section 3.9.

“Payoff Indebtedness” shall mean the Indebtedness identified on Schedule 2.3.

“Payoff Letters” shall have the meaning specified in Section 6.7.

“Permits” shall have the meaning specified in Section 3.11.

“Permitted Capital Expenditures” means the expenditures listed on Schedule 5.3(d).

“Permitted Liens” shall mean (i) Liens for current state and local property taxes or assessments not yet due or delinquent and which are being contested in good faith and with respect to which adequate reserves have been made in accordance with IAS; (ii) Liens including preferred mortgages in connection with existing indebtedness listed on Schedule 3.16; (iii) Liens arising by operation of Law and with respect to which adequate reserves have been made in accordance with IAS; (iv) maritime liens incurred in the ordinary course within the last 45 days; (v) mechanics’, carriers’, workers’, repairers’, and other similar liens arising or incurred in the ordinary course of business; (vi) exceptions shown on the surveys or other matters of record made available to Buyer which do not materially affect the current use of the Company’s real property; Liens disclosed in Schedule 3.16, (vii) any land use ordinances and zoning ordinances (but not violations thereof); and (viii) and with respect to Intellectual Property licensed by the Company, any restrictions imposed by the licensor of such Intellectual Property.

“Person” shall mean any individual, partnership, firm, corporation, joint venture, association, trust, unincorporated organization, limited liability company, limited liability partnership or other legal entity.

“ISE Confidentiality Agreement” shall mean that confidentiality agreement between the Company and Buyer dated December 15, 2004 and attached hereto as Exhibit F-2.

“Proxy Statement” shall have the meaning specified in Section 5.10(a).

“Purchase Price” shall have the meaning specified in Section 2.1.

“Real Property” shall mean Owned Real Property and Leased Real Property.

“Re-Flagging Approval” shall mean any approval from a Governmental Authority relating to any change of the registration of any of the Vessels due to the transfer of shares to Buyer, Buyer’s jurisdiction of formation or otherwise as a result of the consummation of the transactions contemplated by this Agreement and required for the continuation of the business of the Company after Closing.

“Requisite Holders” shall mean Shareholders who hold, as of the date of this Agreement, sixty (60%) percent of the Shares issued and outstanding as of such date.

“Risk Control Guidelines” shall have the meaning set forth on Schedule 3.6.

“Schedules” shall mean the disclosure schedules attached to this Agreement as the same may be amended or supplemented under the Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall have the meaning specified in Section 4.8.

“Shares” shall have the meaning specified in the recitals to this Agreement.

“Shareholder Approval” shall mean (i) the affirmative vote of the holders of a majority of the shares of the common stock issued in Buyer’s initial public offering (“IPO Shares”); and (ii) the holders of less than 20% of the IPO Shares shall have exercised their conversion rights with respect to their shares of common stock, all as required by Buyer’s Amended and Restated Certificate of Incorporation and in accordance with the prospectus describing Buyer’s initial public offering.

“Shareholders” shall have the meaning specified in the preamble to this Agreement.

“Shareholders’ Agent” shall mean the Person(s) specified in the preamble to this Agreement and any successor thereto designated by the Shareholder in accordance with the Shareholders’ Agent Agreement.

“Shareholders’ Agent Agreement” shall have the meaning specified in Section 11.8.

“Shareholders’ Agreement” shall mean that certain Shareholders’ Agreement, dated as of December 11, 2002, as amended by Amendment 1 to Shareholders’ Agreement, dated October 31, 2003, and Amendment 2 to Shareholders’ Agreement, dated as of October 5, 2004.

“Shareholders Meeting” shall have the meaning specified in Section 5.10(a).

“Shareholders’ Representatives” shall mean the Shareholders’ Agent and any other agent or agents designated in writing by the Requisite Holders.

“Subsidiaries” shall have the meaning specified in Section 3.2(f).

“Survival Period” shall have the meaning specified in Section 8.6(a).

“Target GAAP Date” shall have the meaning specified in Section 5.10(c).

“Tax Returns” means any and all returns, reports, forms and information returns required to be filed with any taxing authority (including any schedule or attachment thereto) as identified in Schedule 3.18 in connection with the determination, assessment or collection of any Taxes of the Company or any Subsidiary.

“Taxes” means (i) all taxes, charges, duties, fees, levies or other assessments, including income, excise, gross receipts, property, sales, use, value added, profits, registration, tonnage, fuel, license, customs, withholding (with respect to compensation or otherwise), payroll, employment, net worth, transfer, stamp, social security, occupation and franchise taxes, imposed by any Governmental Authority or taxing authority as identified in Schedule 3.18, and including any interest, penalties and additional amounts imposed with respect thereto, and (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto.

“Third Parties” means third parties, including Governmental Authorities, other than parties to this Agreement or their Affiliates.

“Third Party Approvals” means all approvals, consents, licenses and waivers from Third Parties that are required to effect the transactions contemplated hereby (including any consents required under any Lease), that are necessary for the transfer of the Shares to Buyer.

“Threshold” shall have the meaning specified in Section 8.6(c).

“Vessel” shall have the meaning specified in Section 3.9.

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

NAVIOS MARITIME HOLDINGS INC.

By:
Name:
Title:

BUYER: INTERNATIONAL SHIPPING ENTERPRISES, INC.

By:
Name:
Title:

SHAREHOLDERS’ AGENT:

By:
Robert Shaw

By:
Bruce Hoag

INDIVIDUAL SHAREHOLDERS:		CORPORATE SHAREHOLDERS:

GALI SHIPPING INC.
By:
	Anthny R. Whitworth	By:
Name:
By:		Title:
Bruce C. Hoag
PARK VIEW BUSINESS INC.

By:		By:
	Robert G. Shaw	Name:
Title:

By:	Ted C. Petrone	ARAMA ASSETS LIMITED

By:
By:		Name: Title:
Michael E. McClure

By:
	Shunji Sasada	HAZELMERE MARITIME INC.

By:
By:		Name: Title:
Pablo Soler

SALTCHUK RESOURCES, INC.

By:		By:
	Gabriel Soler	Name:
Title: